UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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COLUMBIA SPORTSWEAR COMPANY
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Columbia Sportswear Company

2021 Proxy Statement and Notice of Annual Meeting

MESSAGE FROM OUR CHAIRMAN, PRESIDENT AND CEO
DEAR FELLOW SHAREHOLDERS:
2020 was an unprecedented year of adversity by any measure. I’m incredibly proud of how our Company, and our teams, stood strong throughout the many challenges we faced. The many accomplishments during 2020 included a smooth transition to a virtual work environment, significant efforts to maintain the health and safety of our frontline employees, our operations teams executing to deliver product, and our call center teams and retail staff globally engaging to take care of our consumers. These are just a few of the many ways in which our teams contributed to the Company’s success and our continued focus on connecting active people with their passions.

PEOPLE
The Company's top priority throughout the pandemic has been to protect the health and safety of our employees, their families, our customers and our communities. To promote health and safety and slow the spread of the virus, we closed our retail stores around the world at various points in time during 2020. We also implemented many social distancing and sanitation measures in our distribution centers to promote employee safety, including moving to split shifts. Globally, the Company aimed to minimize the impact of the COVID-19 pandemic on our employees and our business by participating in each country's unique government stimulus programs where applicable. Within the U.S., the Company implemented a Catastrophic Paid Leave benefit which provides retail store and distribution center employees up to six weeks of regular wages and full benefits in certain circumstances, including post-exposure to the virus or workplace closure. Following exhaustion of Catastrophic Paid Leave and paid time off, employees were transitioned to a partial pay program when their workplaces closed, which provided 25 percent of regular wages and full retention of benefits. A Catastrophic Paid Leave program, providing up to two weeks of regular pay, as well as a partial pay program, were implemented for all other eligible employees in the United States. In March 2020, our employees that were director level and above, including our named executive officers, voluntarily reduced their annual salaries by 5% to 15%. I reduced my annual salary to $10,000. After seeing the sequential improvements in our business, in the fourth quarter, the salaries of such individuals, including myself, were reinstated and the Compensation Committee approved retroactive payments equal to the individual cost-savings the Company realized through the salary reinstatement date.

DIVERSITY AND INCLUSION
2020 brought a call to action for organizations across the world with respect to diversity and inclusion and we responded. In June 2020, we expanded our employee donation match program to double-match donations (of up to $1,000) made to certain organizations combating racial injustice. At December 31, 2020, this program had resulted in over $300,000 in donations. We also took several steps to strengthen our commitment to diversity and inclusion, including establishing a Diversity, Equity and Inclusion (“DEI”) Leadership Team to lead the Company’s efforts toward a more diverse, equitable, and inclusive workplace. This team is focused on listening and learning, diversifying talent, creating and sponsoring opportunity, and being a force for good. Our employees are also leading change through our various employee resource groups. During 2020, three new employee resource groups were activated: the Black Employee Network and Friends, ¡Vamos Unidos! and the Veterans Employee Resource Group. These groups join previously formed employee resource groups: Our Trail, the Women’s Leadership Initiative and CSC Pride. To promote DEI learning and development in our workforce we partnered with LinkedIn Learning to promote DEI content challenges for employees. We also partnered with our retail, distribution center and brand teams to create engagement and develop department-level DEI activities. Moving into 2021, we are dedicated to living DEI daily and being inclusive beyond our own thoughts, ideas, culture, beliefs and status.

SUSTAINABILITY
Despite the challenges of 2020, our commitment to the preservation of the scarce resources we share remained. We worked with partners across the outdoor industry to support the passage of the Great American Outdoors Act, a bill that allocated billions of dollars to support outdoor recreation in the United States. To show our support for the Great American Outdoors Act, we signed onto a letter organized by the Outdoor Industry Association and collaborated with leaders from 13 other brands to publish an op-ed in Outside magazine. We also partnered with Patagonia to file an Amicus Brief with the United States Court of Appeals for the District of Columbia in support of striking down the Affordable Clean Energy Rule (the ACE Rule), which would have loosed carbon reduction requirements for power plants. The court acted in our favor in January 2021. We signed the “America is All In” joint declaration in support of climate action in the U.S. and publicly expressed support for President Biden’s Executive Order on the 30x30 initiative to protect 30% of U.S. land and 30% of U.S. oceans by 2030. As climate change is a global issue, partnering with the apparel and footwear industry is critical to achieve our goals. The Company is a founding member of the Outdoor Industry Association’s Climate Action Corps and is a signatory of the Ocean Conservancy’s Arctic Shipping Pledge to commit to not ship through the Arctic region.
In addition to our advocacy efforts, we continued our efforts internally to reduce our impact on the environment. Manufacturing raw materials and ultimately finished goods are significant contributors to our carbon footprint. In 2020, we committed to reducing the manufacturing portion of our carbon footprint 30% by 2030 and put in place a robust roadmap towards improvements. We will track progress through our annual greenhouse gas emissions inventory published in our Corporate Responsibility Report.

BOARD COMPOSITION
Our Board has experienced a number of changes in recent years. These include the recent retirement of long-serving director Murrey R. Albers, who did not stand for re-election at our 2020 annual meeting. On January 5, 2021, the Board appointed John W. Culver to fill the vacancy on the Board created by Mr. Albers’ retirement. Mr. Culver currently serves as Starbucks Corporation group president of International, Channel Development and Global Coffee, Tea and Cocoa, and is a member of the Starbucks executive leadership team. Mr. Culver has been instrumental in driving international growth in various markets at Starbucks for almost 20 years and we are excited for him to bring that knowledge and expertise to our Board as we continue to focus on unlocking our international omni-channel growth opportunities. Mr. Culver also brings a deep understanding of the consumer and consumer trends, including digital transformation.
Our Nominating and Corporate Governance Committee continues to monitor the composition of our Board to ensure it is operating effectively. We feel fortunate that two of our new Board members added since 2015 have been women, continuing Gertrude Boyle’s legacy of strong female influence on the Company.
In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees, which helps to inform our Board nomination process.

ESG GOVERNANCE
Our environmental, social and governance (“ESG”) efforts start at the top. In 2020, our Board acted to formalize its role in this area. Each Committee of the Board plays a unique role in the Company’s ESG efforts. The Compensation Committee considers human capital management issues. The Audit Committee reviews periodic reporting on ESG matters. The Nominating and Corporate Governance Committee considers matters of corporate responsibility and sustainability, including potential long- and short- term trends and impacts of ESG issues on our business. All Committees ultimately report to the full Board with respect to their specific responsibilities. The Board is also informed of supply chain oversight and related risks.

As I said, adversity during 2020 did not dampen our commitment to “doing the right thing,” while still seeking to drive returns for our shareholders. The Board of Directors thanks you for your continued investment in Columbia Sportswear Company. We appreciate the opportunity to serve Columbia on your behalf.
Sincerely,

Timothy P. Boyle
Chairman, President and Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:
The Board of Directors of Columbia Sportswear Company, an Oregon corporation, cordially invites you to attend our 2021 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 3:00 p.m. Pacific Time on Wednesday, June 2, 2021. In order to ensure the health and safety of our employees, directors and shareholders during these uncertain times, the Board of Directors has authorized participation via remote communication for our Annual Meeting. There will be no physical location for shareholders to attend. The Annual Meeting will only occur virtually at www.virtualshareholdermeeting.com/COLM2021. You may notify the Company of your desire to participate in the meeting by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time. To participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
The purpose of the meeting is:
1.To elect nine directors for the next year;
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
3.To approve, by non-binding vote, executive compensation;
4.To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on March 29, 2021, are entitled to vote at the Annual Meeting. A list of shareholders will be available for inspection beginning April 20, 2021, at our corporate headquarters, 14375 NW Science Park Drive, Portland, OR 97229, (503) 985-4000. If you would like to view this shareholder list, please contact us at the address or telephone number provided.
Your vote is very important. Whether or not you attend the virtual Annual Meeting, it is important that your shares are represented and voted at the meeting. Please promptly submit your vote by internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided so that your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors

Peter J. Bragdon
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Portland, Oregon
April 20, 2021

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders
This Notice of Meeting, our Proxy Statement and our 2020 Annual Report to Shareholders are available free of charge at www.proxyvote.com. These materials were first sent or made available to shareholders on April 20, 2021.

Special Note Regarding Forward Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may,” and other words and terms of similar meaning or reference future dates. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Other
Throughout this Proxy Statement we may refer to Columbia Sportswear Company as “Columbia,” the “Company,” “we,” “us,” or “our.”
The content on any website referred to in this Proxy Statement is not incorporated by reference in this Proxy Statement unless expressly noted.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | i

PROXY SUMMARY
This proxy summary highlights information contained elsewhere in this Proxy Statement for Columbia. For more complete information about these topics, please review our 2020 Annual Report to Shareholders and this entire Proxy Statement.

2021 Annual Meeting of Shareholders

Date and Time	Place	Meeting Agenda
June 2, 2021 at 3 p.m. PT	Virtually, through a webcast at www.virtualshareholdermeeting.com/COLM2021	The meeting will cover the proposals listed under voting items and board recommendations below, and any other business that may properly come before the meeting

Record Date	Mailing Date	Voting Eligibility
March 29, 2021	This Proxy Statement was first mailed or made available to shareholders on or about April 20, 2021	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Further Details
1.	Elect nine directors	FOR ALL	p. 14
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR	p. 18
3.	Approve, by non-binding vote, executive compensation	FOR	p. 43

How to Vote
We strongly encourage you to vote. You may vote via the internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. If you are a beneficial shareholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. For more information, see “General Information About the Annual Meeting” on page 46 of this Proxy Statement.

2020 Business Highlights
Founded in 1938 in Portland, Oregon, as a small, family-owned, regional hat distributor, Columbia Sportswear Company has grown to become a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. We connect active people with their passions through our four well-known brands, Columbia®, SOREL®, Mountain Hard Wear®, and prAna®, by designing, developing, marketing, and distributing our products to meet the diverse needs of our customers and consumers.

Our products are sold in approximately 90 countries through a mix of distribution channels. Our wholesale distribution channel consists of small, independently operated specialty outdoor and sporting goods stores, regional, national and international sporting goods chains, large regional, national and international department store chains, internet retailers, and international distributors where we generally do not have our own direct operations. Our direct-to-consumer ("DTC") distribution channel consists of our own network of branded and outlet retail stores, brand-specific e-commerce sites, and concession-based arrangements with third-parties at branded, outlet and shop-in-shop retail locations in the Latin America and Asia Pacific and Europe, Middle East
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and Africa regions. In addition, we earn revenue through licensing some of our trademarks across a range of apparel, accessories, equipment, footwear, and home products.

In 2020, the COVID-19 pandemic swept the world. Lower consumer demand related to the pandemic began to impact our financial performance in China in late January, Korea and Japan in early February and North America and Europe in March, due to temporary store closures, reduced operating hours and decreased retail traffic. In addition, many of our wholesale customers and international distributors experienced a similar timeline and closed stores or reduced operating hours, resulting in lower than expected sales, cancellation of orders and a slowing of receipt of shipments of our products. The vast majority of our stores closed due to the pandemic and reopened in China and Korea by late April and in the U.S., Europe, Japan, and Canada predominantly within the May and June timeframe. Following the initial outbreak of the virus, subsequent surges resulted in government mandated lockdowns and restrictions that impacted our store productivity in Europe throughout the fourth quarter 2020 and in Canada starting in December.

The COVID-19 pandemic also impacted our distribution centers, call centers, retail stores, third-party manufacturing partners and other vendors, due to the effects of facility closures, reductions in operating hours, labor and equipment shortages, port congestion, and real time changes in operating procedures to comply with local government guidelines, while maintaining enhanced health and safety protocols.

Fiscal 2020 Financial Results

FULL YEAR 2020
GLOBAL RESULTS

TWELVE MONTHS ENDED DEC 31, 2020

NET SALES	GROSS MARGIN	OPERATING MARGIN	DILUTED EPS
$2.5B	48.9%	5.5%	$1.62
–18%	–90 bps	–750 bps	–66%

Growth and percentage metrics are year-over-year metrics comparing full year 2020 results to full year 2019 results

Our fiscal 2020 financial results primarily reflect the impacts of the COVID-19 pandemic, which severely hindered our performance, particularly during the second and third fiscal quarters at the height of government issued restrictions on the operation of brick and mortar stores. As global efforts to contain the virus took hold and economies started to reopen, we experienced sequential improvements in our business with net sales down 40% in the second quarter, 23% in the third quarter and 4% in the fourth quarter. We also responded to the various brick and mortar limitations through growth in the e-commerce channel, with DTC e-commerce net sales up 39% year-over-year, representing 19% of our global net sales. With stores closed or reduced in capacity, our management team took swift action to reduce expenses and preserve capital. These actions, combined with disciplined working capital management enabled free cash flow of nearly $250 million, and cash and short-term investments of over $790 million and no borrowings exiting the year.

Strategic Priorities
We are committed to driving sustainable and profitable long-term growth and investing in our strategic priorities:
❖    Driving global brand awareness and sales growth through increased, focused demand creation investments.
❖    Enhancing consumer experience and digital capabilities in all of our channels and geographies.
❖    Expanding and improving global DTC operations with supporting processes and systems.
❖    Investing in our people and optimizing our organization across our portfolio of brands.

Continuing Strong Returns for our Shareholders
In light of the pandemic, in early 2020, our Board of Directors (our “Board”) approved the suspension of our quarterly dividend, and we suspended share repurchases. In January 2021, our profitable growth trajectory and fortress balance sheet gave our Board the confidence to approve a regular quarterly cash dividend, increase our stock repurchase authorization and return to our pre-pandemic capital allocation strategy. Under our historical approach to capital allocation, our top priority for cash is to continue to invest in our business to enable long-term term profitable growth. Our second priority is to return at least 40 percent of annual free cash flow to
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shareholders in the form of dividends and share repurchases, with an aspiration to increase our dividend over time.

Columbia’s total shareholder return (“TSR”) for 2020 reflects the actions taken to preserve cash outflows. However, TSR for the last 5 years was 88%. The line graph below compares the cumulative total shareholder return of our common stock with the cumulative total return of the Russell 1000 Index and Russell 1000 Textiles Apparel & Shoes Index for the period beginning December 31, 2015 and ending December 31, 2020. The graph assumes that $100 was invested on December 31, 2015, and that any dividends were reinvested. Historical stock price performance should not be relied on as indicative of future stock price performance.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2020
$250
$200
$150
$100
$50
$0
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019
12/31/2020
Columbia Sportswear Company
Russell 1000 Index
Russell 1000 Textile Apparel and Shoe Index

Governance Matters
❖    Highly Qualified Board. Our directors bring a variety of different experiences to help provide effective oversight in the boardroom. Our most recent Board addition, John W. Culver, currently serves as Starbucks Corporation (Nasdaq: SBUX) group president of International, Channel Development and Global Coffee, Tea and Cocoa, and is a member of the Starbucks executive leadership team. Mr. Culver has been instrumental in driving international growth in various markets at Starbucks for almost 20 years and we are excited for him to bring that knowledge and expertise to our Board as we continue to focus on unlocking our international omni-channel growth opportunities. Mr. Culver also brings a deep understanding of the consumer and consumer trends, including the digital transformation.
❖    Independent Board Leadership. Timothy P. Boyle, our President and CEO, also serves as Chairman of the Board. Given the combination of the Chairman and Chief Executive Officer roles, the Board also has a Lead Independent Director, Andy D. Bryant. As Lead Independent Director, Mr. Bryant oversees executive sessions of the Board’s independent directors. Currently eight out of the Board’s nine directors are independent. The Board believes the presence of a Lead Independent Director, together with a strong leader in the combined role of Chairman and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time.
❖    Focus on Board Diversity. Our Board believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. Although the Board does not maintain a specific policy with respect to Board diversity, the Nominating and Corporate Governance Committee considers a broad range of background and experience in its assessment of the Board’s composition. In that regard, since 2015, the Board has appointed two female directors. In addition, the legacy of our former Chairman of our Board, Gertrude Boyle, and her strong female leadership, are a constant presence in our boardroom.
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❖    Mix of Company History and Fresh Ideas. We are proud of our long company history and feel fortunate to have had experienced leaders on our Board to help guide us in our growth. We value the deep understanding of our business that certain of our directors have due to their tenure, but also acknowledge the need for fresh ideas. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. There have been several changes in our Board’s composition in the past few years. Since 2016, we added three new members to our Board, had three longstanding members step down from our Board and, in late 2019, regretfully, lost our matriarch, and former Chairman of the Board, Gertrude Boyle.

Executive Compensation Highlights
Columbia’s executive compensation program aims to reward performance. Our executive officers typically realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. The following are highlights related to our 2020 compensation program for our named executive officers, Messrs. Boyle, Swanson, Bragdon, Cusick, and Fogliato:

❖    Majority of Compensation at Risk. For each named executive officer, other than Mr. Boyle, target annual compensation in the form of cash represented approximately 61% to 68%, and consequently non-cash compensation represented approximately 32% to 39% of each such named executive officer’s potential total compensation at target performance levels. For Mr. Boyle approximately 72% of his target 2020 compensation was “at-risk,” or subject to performance requirements. We consider time-based Restricted Stock Units (“RSUs”) “at-risk,” as they are subject to stock market fluctuations.

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❖    Annual Incentive Compensation. The 2020 corporate performance target set by the Compensation Committee for the named executive officer’s annual incentive compensation was established in early 2020, prior to the realization of the true impact of the COVID-19 pandemic on our financial results. No adjustments were made to the formula set by the Committee to address the adverse impact of the pandemic on our business and financial results. As a result, the objective financial corporate performance target established for 2020 under the Executive Incentive Compensation Plan was not met and the named executive officers were not eligible for bonuses under the plan. However, in recognition of the dedication of the Company’s employees and extraordinary results under the circumstances, the Compensation Committee acted in January 2021 to establish a $20.03 million discretionary bonus pool to be awarded to eligible employees for 2020 corporate performance. This pool was equivalent to approximately 50% of the originally budgeted annual bonus pool for 2020 (which included amounts payable under the Executive Incentive Compensation Plan). The Compensation Committee awarded the named executive officers (other than Mr. Boyle) bonuses from this discretionary pool based on a percentage of salary consistent by level. Mr. Boyle was eligible to receive a bonus from this discretionary pool but asked that his potential bonus be, instead, used to increase the overall discretionary bonus pool for eligible employees.
❖    Long-Term Compensation. Our named executive officers, other than Mr. Boyle, receive annual awards of long-term incentive compensation in the form of stock options, time-based RSUs and performance-based RSUs (“PRSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. A significant portion of such compensation vests based on achievement of specified long-term performance goals. Because Mr. Boyle holds a significant amount of our common stock, he does not receive equity compensation grants and instead receives long-term incentive cash awards tied to the same multi-year operating goals that govern the vesting of PRSU awards for other executive officers.
Despite the impact of the COVID-19 pandemic on 2020 financial results, the Company met the cumulative operating income and average return on invested capital thresholds for the PRSUs granted to our named executive officers in 2018 for the three-year performance period from 2018 to 2020, albeit at a below target level.
❖    Executive Compensation Best Practices.

What We Do		What We Don’t Do
✓	Base a majority of our compensation on performance and retention incentives	œ	Tax gross-ups
✓	Use multiple metrics in short-term and long-term incentive plans	œ	Reprice stock options
✓	Retain an independent advisor for the Compensation Committee	œ	Excessive severance payments
✓	Cap incentive programs	œ	Single-trigger cash severance
✓	Have stock ownership guidelines for our named executive officers	œ	Guaranteed bonus amounts
✓	Have a clawback policy for our named executive officers	œ	Excessive perquisites
✓	Conduct annual “say-on-pay” advisory votes	œ	Employment contracts

Sustainability
While the Company is focused on sustainability efforts across our enterprise, our current corporate responsibility strategy is to sustain active lifestyles through investing in initiatives that have a positive impact on the people we reach, the places we touch and the products we make through:
•empowering people;
•sustaining places; and
•maintaining responsible practices.
Each of our four brands focuses on impacts that are unique to their positioning within our corporate responsibility strategy.

Our Corporate Responsibility team works to ensure we have the policies, programs and resources in place to execute on our corporate responsibility strategy. Detailed information regarding our (and our brands’) corporate responsibility priorities and progress can be found in our annual Corporate Responsibility Report (available on our website at www.columbiasportswearcompany.com/Corporate-Responsibility-Group).
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CORPORATE GOVERNANCE

Risk Oversight
Columbia’s management team is responsible for identifying, assessing and managing the material risks facing Columbia. The Board generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial, accounting and cybersecurity risk to the Audit Committee, (ii) compensation risk to the Compensation Committee, and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of certain aspects of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. To permit the Board and its committees to perform their respective risk oversight roles, certain individual members of management who supervise Columbia’s risk management communicate directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consists of independent directors (eight out of nine directors), and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and demonstrates Columbia’s belief that having a strong, independent group of directors is important for good governance.

The Board also oversees a process of risk assessment within Columbia that is designed to identify the enterprise risks facing Columbia’s business, including interviews conducted with independent directors and members of senior management seeking participants’ judgment and assessment of the relative likelihood, magnitude and velocity of risks identified. The results of the periodic assessments are reviewed by the entire Board.

Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics and has established a confidential compliance line and web-based reporting platform through which employees and other stakeholders can report concerns subject to the Company’s processes for protecting confidentiality. The chair of the Audit Committee receives notifications of all compliance line reports.

Oversight Documents
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that address:

❖	Director qualifications	❖	Director compensation
❖	Director independence	❖	Director orientation and continuing education
❖	Director responsibilities	❖	Chief Executive Officer (“CEO”) evaluation and management succession
❖	Board committees	❖	Annual board and committee performance evaluations
❖	Director access to officers, employees and others	❖	Annual review of the Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is available on our website at https://investor.columbia.com.

Code of Business Conduct and Ethics. As mentioned above, the Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as certain third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees and also on our website at https://investor.columbia.com. We plan to satisfy the disclosure requirement regarding any amendment to, or a waiver of, the Code of Business Conduct and Ethics by posting such information on our website at https://investor.columbia.com.
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Board Structure
Meetings. The Board met seven times and the independent directors held four executive sessions of the Board in 2020. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period during which he or she was a director, and (b) the total number of meetings held by all committees on which the director served during the period that he or she served. While we do not maintain a formal policy regarding director attendance at annual shareholder meetings, four of our directors virtually attended our 2020 annual meeting of shareholders.

Independence. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable Nasdaq listing rules and Securities and Exchange Commission (“SEC”) rules, a majority of the members of our Board of Directors must be independent, as determined by the Board. The Board has determined that Mss. Simmons and Wasson and Messrs. Babson, Bryant, Culver, Klenz, Mansell, and Nelson are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board has determined that all members of our Audit Committee and Compensation Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed material transactions, relationships or arrangements that were considered by the Board in connection with the determination of whether any particular director is independent.

Leadership. Under our Board structure, leadership is provided primarily by our:
❖    Chairman of the Board, President and CEO; and
❖    Lead Independent Director

Timothy P. Boyle is our Chairman of the Board, President and CEO. As President and CEO, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the President and CEO also serve as Chairman of the Board.

The Board also believes that having a strong, independent leader is important for good governance. Given the combination of the Chairman and Chief Executive Officer roles, the Board also has a Lead Independent Director, Andy D. Bryant. The Lead Independent Director is elected by a majority of the Board for a renewable term of one year (and until such time as her or his successor is elected) or until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is removed or replaced as Lead Independent Director or the roles of Chairman and Chief Executive Officer are no longer combined. The Board adopted a Lead Independent Director Charter outlining the scope of the Lead Independent Director role that is available for review on our website at https://investor.columbia.com. Pursuant to this Charter, the Lead Independent Director has certain powers and responsibilities, including:

❖	Presiding at all meetings of the Board in the absence of, or upon the request of, the Chairman	❖	Advising on meeting agendas for the Board
❖	Leading regular executive sessions of the independent directors	❖	Advising on information sent to the Board
❖	Serving as a liaison and supplemental channel of communication between the Chairman and the independent directors	❖	Being available for consultation and direct communication with shareholders of the Company

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Committees. The Board has designated three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter that is available for review on our website at https://investor.columbia.com. The table below provides information regarding the current membership of each standing Board committee and number of meetings held in fiscal 2020.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Boyle
Stephen E. Babson		Chair
Andy D. Bryant	✓		Co-Chair
John W. Culver		✓
Walter T. Klenz		✓
Kevin Mansell	✓		Co-Chair
Ronald E. Nelson	✓
Sabrina L. Simmons		✓	✓
Malia H. Wasson	Chair		✓
Meetings in Fiscal 2020	6	5	5

Audit Committee. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth in the “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan and the 2020 Stock Incentive Plan and any executive officer incentive compensation plans, including our Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee also regularly considers human capital initiatives not just for executive officers, but for all employees.

Compensation Consultant. The Compensation Committee retained Exequity LLP (“Exequity”) as its independent outside compensation consultant for 2020. The Compensation Committee chose Exequity primarily because of the competence, knowledge, background, and reputation of the representative who advises the Compensation Committee. Exequity reports directly to the Compensation Committee. Based on direction from the Compensation Committee, Exequity provides the Compensation Committee with:
•information about market trends in executive officer compensation;
•general information on compensation practices at other companies;
•specific data on the compensation paid to executive officers at peer companies; and
•analyses of performance measures used in incentive programs.
Exequity also:
•assists the Compensation Committee in its evaluation of executive pay, practices and programs; and
•advises the Compensation Committee on ad hoc issues related to broad-based compensation plans.
Exequity reports on executive officer compensation matters and presents findings directly to the Compensation Committee but does not provide recommendations on compensation decisions for individual executive officers.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation
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Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of certain relationships and related party transactions. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board or Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also makes recommendations concerning the size, structure, composition, and membership of the Board and its committees.

Assessments and Evaluations
Board Size. The Board sets the number of directors from time to time by resolution. The Board has the flexibility to increase or decrease the size of the Board as circumstances warrant. The Board is currently composed of nine members. If all of the Board’s nominees are elected, the Board will be composed of nine members immediately following the Annual Meeting. If any nominee is unable to serve as a director or if any director leaves the Board between Annual Meetings, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Annual Evaluations. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee also oversees an annual self-evaluation of the Board and its committees.

Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in its assessment. The Nominating and Corporate Governance Committee considers these and other factors as it oversees the annual Board and committee assessments.

Director Nominations
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board (see “2022 Shareholders Proposals or Nominations” for more information). In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Nominating and Corporate Governance Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate and the performance and continued tenure of incumbent Board members. The Nominating and Corporate Governance Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Nominating and Corporate Governance Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Nominating and Corporate Governance Committee believes at least one member of the Board should meet the criteria for an “audit committee financial
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expert” as defined by the SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable Nasdaq listing requirements.

Our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and eight of our nine directors qualify as independent. The Board believes that all of our directors should possess the qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.

The Board believes that our current directors, collectively, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive-level business experience. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under “Proposal 1: Election of Directors” below.

Certain Relationships and Related Person Transactions
Details. Joseph P. Boyle, son of Timothy P. Boyle, is employed by Columbia as Executive Vice President and Columbia Brand President. In 2020, Joseph P. Boyle received an annualized salary of $519,200 as Executive Vice President and Columbia Brand President and was eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.

Molly E. Boyle, daughter of Timothy P. Boyle and sister of Joseph P. Boyle, is employed by Columbia as eCommerce Merchandising Manager and Direct-to-Consumer Liaison for the SOREL brand in North America. In 2020, Ms. Boyle received an annualized salary of $109,750 and was eligible to receive bonus, equity and employment benefits available to other employees of similar rank. The Nominating and Corporate Governance Committee reviewed and ratified Ms. Boyle’s compensation arrangements.

In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife. Under the terms of the arrangement, Columbia has engaged an unaffiliated entity to provide pilot services for operation of the aircraft. Under the terms of the sublease, Columbia pays Alvador, LLC a monthly rental amount equal to $3,500 per flight hour. Columbia paid Alvador, LLC $150,500 for use of the aircraft in 2020. Columbia also incurred expenses totaling $7,148 for pilot services and a flat $12,000 plane fee. The Nominating and Corporate Governance Committee believes that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder (“related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, since the beginning of the last fiscal year, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person has or will have a direct or indirect material interest. Our policy requires that the Nominating and Corporate Governance Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Nominating and Corporate Governance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Nominating and Corporate Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Nominating and Corporate Governance Committee’s guidelines and are appropriate.
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DIRECTOR COMPENSATION

Director Compensation Philosophy
Our director compensation program is intended to enable us to:
❖    attract and retain qualified non-employee directors by providing compensation that is competitive with other companies; and
❖    align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.

Non-Employee Director Compensation
Overview of Compensation. In 2020, each director who was not a Columbia employee was eligible to receive:
❖    Service Fees;
▪a $70,000 annual board service fee
▪a $10,000 annual committee service fee for each committee on which the director serves as a member
▪a $20,000 annual committee chair fee for each committee for which the director serves as chair
Annual cash fees are paid quarterly following the date the director is appointed to the Board or elected by shareholders at our annual meeting of shareholders.

In March 2020, the Board, upon recommendation of the Compensation Committee, voted to reduce quarterly non-employee director cash compensation (excluding the annual merchandise allowance) payments in April 2020, July 2020, October 2020 and January 2021 in the aggregate by 50%, except with respect to Mr. Albers. This reduction in pay included a 75% reduction in cash compensation, with a time-based RSU grant worth 25% of reduced cash compensation granted on April 24, 2020. One hundred percent of such time-based RSUs vest on May 3, 2021. After seeing the sequential improvements in our business, in the fourth quarter, the cash compensation of the Board was reinstated to its full value and retroactive payments equal to the individual cost-savings of the Company realized through the reinstatement date minus the grant date value of the April RSU award were approved by the Board.

Prior to each annual service term, directors may elect to receive equity compensation in lieu of all or half of the $70,000 annual board service fee and may elect how they wish to allocate this amount between stock options or RSU awards that vest in full on May 1 following the date of grant. For the annual 2020-2021 term, none of our non-employee directors elected to receive equity compensation in lieu of half of their $70,000 annual board service fee for the one-year term following our annual meeting.
❖    Merchandise Allowance; and
▪a $3,500 Company merchandise allowance
❖    An Annual Equity Award, consisting of:
▪a Stock Option grant valued at $70,000 (using the Black-Scholes valuation method) to purchase shares of our common stock at an exercise price equal to the closing market price of our common stock on the date of grant
▪a grant of Time-Based RSUs valued at $70,000 based on the closing market price of our common stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method
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The annual equity awards are granted immediately following the election of directors at each annual meeting of shareholders. One hundred percent of the stock options become exercisable and one hundred percent of the shares of RSUs vest (subject to postponement for weekends and Nasdaq holidays) on May 1 of the year following the year in which the annual equity award was granted.

On January 5, 2021, the Board appointed John W. Culver to the Board. Mr. Culver received a pro-rata portion of the annual board and committee service fees and a pro-rata portion of the annual equity award for his service as a director prior to the 2021 annual meeting of shareholders. Mr. Culver was not eligible to elect to receive equity in lieu of his pro-rated annual board service fee, for service prior to the 2021 annual meeting of shareholders.

In 2020, the Compensation Committee approved a $25,000 annual Lead Independent Director fee for any director serving in such role to be effective beginning in 2021.

The Compensation Committee plans to review our non-employee director compensation program later this year.

Reimbursements and Expenses. Non-employee directors are reimbursed for reasonable out-of-pocket expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Non-employee directors are also reimbursed for participation in director education programs.

2020 Non-Employee Director Compensation Table. The following table summarizes the compensation paid to each non-employee director in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Murrey R. Albers(3)	27,500	—	—	—	27,500
Stephen E. Babson	59,632	92,918	70,022	3,500	226,072
Andy D. Bryant	59,632	92,918	70,022	3,500	226,072
Walter T. Klenz	67,480	92,570	70,022	3,500	233,572
Kevin Mansell	67,480	92,570	70,022	3,500	233,572
Ronald E. Nelson	52,142	90,408	70,022	3,500	216,072
Sabrina L. Simmons	67,480	92,570	70,022	3,500	233,572
Malia H. Wasson	74,971	95,080	70,022	3,500	243,573
(1)The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC. The following table sets forth the aggregate number of unvested stock awards and the aggregate number of option awards held as of December 31, 2020, by each of our directors:

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Murrey R. Albers	—	—
Stephen E. Babson	1,197	49,037
Andy D. Bryant	1,197	9,337
Walter T. Klenz	1,192	19,762
Kevin Mansell	1,192	5,595
Ronald E. Nelson	1,161	40,315
Sabrina L. Simmons	1,192	6,852
Malia H. Wasson	1,228	8,709
(2)The amounts set forth in the “All Other Compensation” column consist of the annual clothing allowance.
(3)Mr. Albers retired from the Board on June 3, 2020.

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Board Stock Ownership Guidelines. On January 26, 2018, the Board adopted stock ownership guidelines for all non-employee directors. Under the guidelines, non-employee directors are encouraged to hold at a minimum the lesser of Columbia stock valued at five times their annual board service fee, or 5,200 shares. Non-employee directors elected prior to January 26, 2018 are expected to attain these ownership levels by January 26, 2023 and new non-employee directors within five years of their election to the Board.
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PROPOSAL 1: ELECTION OF DIRECTORS
A Board of nine directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR ALL of the following nominees: Mss. Malia H. Wasson and Sabrina L. Simmons, and Messrs. Timothy P. Boyle, Stephen E. Babson, Andy D. Bryant, John W. Culver, Walter T. Klenz, Kevin Mansell, and Ronald E. Nelson. Each nominee is a current director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.

Name	Principal Occupation, Other Directorships and Qualification Highlights

Timothy P. Boyle
Mr. Boyle (age 71) has served on the Board since 1978 and was appointed Chairman of the Board in January 2020. Mr. Boyle joined Columbia in 1971 as General Manager, has served as Chief Executive Officer since 1988, and reassumed the role of President in 2017, which he had previously held from 1988 to 2015. Mr. Boyle is also a member of the board of directors of Northwest Natural Holding Company (NYSE: NWN), and its subsidiary, Northwest Natural Gas Company. Mr. Boyle is Joseph P. Boyle’s father. Mr. Boyle has spent his entire business career growing Columbia into a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.

Stephen E. Babson
Mr. Babson (age 70) has served on the Board since 2002. Mr. Babson chairs the Compensation Committee. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to 2002, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to 2002, and served as the firm’s chairman from 1999 to 2002. Mr. Babson serves on a number of boards of privately-held companies, including Pendleton Woolen Mills, Inc.; USNR, LLC; Pacific Market International, LLC (PMI); OFD Foods, LLC; ATL Technology, LLC; and ENTEK Technology Holdings LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.

Andy D. Bryant
Mr. Bryant (age 70) has served on the Board since 2005. Mr. Bryant chairs the Nominating and Corporate Governance Committee and was named Lead Independent Director in January 2020. Mr. Bryant served as Chairman of the Board of Intel Corporation (Nasdaq: INTC) from 2012 to 2020. Mr. Bryant joined Intel Corporation in 1981 and held several leadership roles, including Vice Chairman of the Board of Directors from 2011 to 2012 and Executive Vice President and Chief Administrative Officer from 2007 until 2012. Mr. Bryant serves as a member of the board of directors of Silver Crest Acquisition Corporation (Nasdaq: SLCR). Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

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John W. Culver
Mr. Culver (age 60) has served on the Board since January 2021. Mr. Culver has served as group president, International, Channel Development and Global Coffee & Tea of Starbucks Corporation (Nasdaq: SBUX) since July 2018. Mr. Culver joined Starbucks Corporation in 2002 as vice president; general manager, Foodservice and has held various positions since, including group president, International and Channels from 2017 to 2018; group president, Starbucks Global Retail from 2016 to 2017; group president, China, Asia Pacific, Channel Development and Emerging Brands from 2013 to 2016; and president, Starbucks Coffee China and Asia Pacific from 2011 to 2013. Mr. Culver serves on the board of Kimberly-Clark Corporation (NYSE: KMB). Mr. Culver brings a combination of global public company and operational and strategic planning expertise to the Board.

Walter T. Klenz
Mr. Klenz (age 75) has served on the Board since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990 and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as Director of Marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group, Free Flow Wines and J. Lohr Winery, all privately-held wine companies, and Sonoma State University Wine Business Institute, a non-profit organization. Mr. Klenz brings a combination of global branding, distribution, financial, and operational expertise to the Board.

Kevin Mansell
Mr. Mansell (age 68) has served as a member of the Board since 2019. Mr. Mansell spent over 35 years at Kohl’s Corporation (NYSE: KSS) most recently serving as its Chairman, Chief Executive Officer and President prior to retiring in 2018. Mr. Mansell began his retail career in 1975 with the Venture Store Division of May Department Stores, where he held a number of positions in buying and merchandising. He joined Kohl’s Corporation in 1982 and served in several management roles, including President from 1999, Chief Executive Officer from 2008 and Chairman of the Board of Directors from 2009 until his retirement in 2018. Mr. Mansell is expected to join the board of directors of Chicos FAS, Inc. (NYSE: CHS) on April 26, 2021. Mr. Mansell brings a combination of retail, public company, strategic and financial expertise to the Board.

Ronald E. Nelson
Mr. Nelson (age 78) has served on the Board since 2011. He joined NIKE, Inc. (NYSE: NKE) in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and he served as President of NIKE’s Japanese subsidiary from 1995 to 1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

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Sabrina L. Simmons
Ms. Simmons (age 58) has served on the Board since 2018. She served as Executive Vice President and Chief Financial Officer of Gap, Inc. (NYSE: GPS) from 2008 until 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from 2007 to 2008, Senior Vice President, Corporate Finance and Treasurer from 2003 to 2007, and Vice President and Treasurer from 2001 to 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International PLC, and was Assistant Treasurer at Levi Strauss & Co. Ms. Simmons currently serves as a member of the board of directors of each of Coursera, Inc. (NYSE: COUR), where she is the chair of the audit committee; Williams-Sonoma, Inc. (NYSE: WSM), where she is the chair of the audit and finance committee; e.l.f. Beauty, Inc. (NYSE: ELF), where she is the chair of the audit committee; and Petco Health and Wellness Company, Inc. (Nasdaq: WOOF). Ms. Simmons has announced that she will resign from the board of e.l.f. Beauty, Inc. effective as of May 31, 2021. Ms. Simmons brings a combination of public company, global retail and financial experience to the Board.

Malia H. Wasson
Ms. Wasson (age 62) has served on the Board since 2015. Ms. Wasson chairs the Audit Committee, and the Board has designated Ms. Wasson as an “audit committee financial expert.” Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Currently, Ms. Wasson is the Chief Executive Officer of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson currently serves as a member of the board of directors of Northwest Natural Holding Company (NYSE: NWN), where she is chair of the audit committee, and its subsidiary, Northwest Natural Gas Company. She is also a director and past chair of the Oregon Business Council. Ms. Wasson’s extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters including mergers and acquisitions, consumer and commercial businesses, regulatory, marketing, public and government policy and relations, media relations, change management and human capital management and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ALL the nominees named in this Proxy Statement.
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AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls and the Company’s auditing, accounting and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at https://investor.columbia.com.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:
•reviewed and discussed with management and Deloitte the audited financial statements and audit of internal control over financial reporting;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission;
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte the independent registered public accounting firm’s independence from the Company and its management; and
•reviewed and approved the fees paid to Deloitte for audit and non-audit services and discussed whether Deloitte’s provision of non-audit services was compatible with maintaining its independence.
In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:
Malia H. Wasson—Chairman
Andy D. Bryant
Kevin Mansell
Ronald E. Nelson

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PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year, subject to ratification of the selection by our shareholders at the Annual Meeting.
Principal Accountant Fees and Services
For work performed in regard to fiscal years 2019 and 2020, we incurred the following fees for services provided by Deloitte, as categorized below:

	2019	2020
Audit Fees(1)	$2,558,607	$2,420,258
Tax Fees(2)	$112,179	$39,430
All Other Fees	$—	$—
Total	$2,670,786	$2,459,688
(1)Fees for audit services billed to Columbia by Deloitte in 2019 and 2020, which services consisted of: audit of Columbia’s annual financial statements and internal controls over financial reporting; reviews of Columbia’s quarterly financial statements; statutory audits; and issued consents.
(2)Fees for tax services billed to Columbia by Deloitte in 2019 and 2020, which services consisted of: federal tax return compliance assistance; and foreign tax compliance, planning and advice.
Representatives of Deloitte are expected to be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy
All of the services performed by Deloitte in 2020 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.
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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and this Proxy Statement.

Members of the Compensation Committee:
Stephen E. Babson—Chairman
John W. Culver
Walter T. Klenz
Sabrina L. Simmons

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for the executives identified as our named executive officers in the Summary Compensation Table and below.

2020 NAMED EXECUTIVE OFFICERS
Timothy P. Boyle	Chairman, President and Chief Executive Officer (“CEO”)
Jim A. Swanson	Executive Vice President and Chief Financial Officer (“CFO”)
Peter J. Bragdon	Executive Vice President, Chief Administrative Officer (“CAO”), General Counsel and Secretary
Thomas B. Cusick	Executive Vice President and Chief Operating Officer (“COO”)
Franco Fogliato	Executive Vice President, Global Omni-Channel

In this CD&A, the terms “we,” “us,” “our,” “Columbia,” and the “Company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior officers, who are based in the U.S., and references in this CD&A to executive officers generally include the named executive officers and our other senior officers who are based in the U.S.

Executive Summary
2020 was an unprecedented year of adversity by any measure. The Company's top priority throughout the COVID-19 pandemic has remained the protection of the health and safety of our employees, their families, our customers and our communities. We have continually adapted business operations to adhere to evolving local and regional guidelines and safety protocols across all areas of our global business to help contain the spread of the virus. In this executive summary, we review business performance and its alignment with fiscal 2020 executive compensation and summarize the actions that management took in 2020 to rebuild and get the Company back on track.

The Company’s fiscal 2020 results reflect the impact of the COVID-19 pandemic, which severely hindered its performance, particularly during the second and third fiscal quarters. For the year, net sales declined 18% to $2,501.6 million, net income declined 67% to $108.0 million, and diluted earnings per share declined 66% to $1.62. These results capture sequential improvements in our business recovery during the pandemic, with net sales down 40% in the second quarter, 23% in the third quarter and 4% in the fourth quarter. Entering the second quarter, the vast majority of our owned stores across the U.S., Europe, Japan and Canada were closed due to the pandemic, in addition to many of our wholesale customers’ and international distributors' doors. Store reopening timelines in these markets varied by region and predominately occurred within the May and June timeframe, with periodic closings and reopenings throughout the remainder of the year. The Company responded to the shut-downs through growth in the e-commerce channel, with DTC e-commerce net sales up 39% year-over-year. Our management team’s swift action to reduce expenses and preserve capital along with disciplined working capital management enabled free cash flow of nearly $250 million, and cash and short-term investments of over $790 million and no long-term debt exiting the year. Our profitable growth trajectory and fortress balance sheet gave our Board of Directors the confidence to approve a quarterly cash dividend, increase our stock repurchase authorization and return to our pre-pandemic capital allocation strategy in January 2021.

Shortly after the closing of our U.S. brick and mortar DTC stores, in March 2020, our employees that were director level and above, including our named executive officers, voluntarily reduced their annual salaries by 5% to 15%, except for Mr. Boyle who reduced his annual salary to $10,000. After seeing the sequential improvements in our business, in the fourth quarter, the salaries of such individuals, including our named executive officers, were reinstated and the Compensation Committee approved retroactive payments equal to the individual cost-savings of the Company realized through the salary reinstatement date. Base salaries for our named executive officers are described in more detail on page 25.

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The 2020 corporate performance target set by the Compensation Committee for the named executive officer’s short-term incentive compensation was established in early 2020, prior to the realization of the true impact of the COVID-19 pandemic on our financial results. No adjustments were made to the formula set by the Committee to address the adverse impact of the pandemic on our business and financial results. As a result, the objective financial corporate performance target established for 2020 under the Executive Incentive Compensation Plan was not met and the named executive officers were not eligible for bonuses under the plan. However, in recognition of the dedication of the Company’s employees and extraordinary results under the circumstances, the Compensation Committee acted in January 2021 to establish a $20.03 million discretionary bonus pool to be awarded to eligible employees for 2020 corporate performance. This pool was equivalent to approximately 50% of the originally budgeted bonus pool (which included amounts payable under the Executive Incentive Compensation Plan). The Compensation Committee awarded the named executive officers (other than Mr. Boyle) bonuses from this discretionary pool based on a consistent percentage of salary by level. Mr. Boyle was eligible to receive a bonus from the discretionary pool but asked that his potential bonus be, instead, used to increase the overall discretionary bonus pool for eligible employees. Short-term incentive compensation for our named executive officers is described in more detail on pages 25-27.

With respect to long-term incentives, for fiscal 2020, long-term incentives were awarded by the Compensation Committee to our named executive officers in early 2020, prior the realization of the true impact of the COVID-19 pandemic on our financial results in the form of: (1) PRSUs, where the number of shares earned is based on cumulative operating income and average return on invested capital for a three-year performance period or a long-term cash incentive award based on the same targets in Mr. Boyle’s case, (2) time-based RSUs (except for Mr. Boyle) and (3) stock options (except for Mr. Boyle). Despite the impact of the COVID-19 pandemic on 2020 financial results, the Company met the cumulative operating income and average return on invested capital thresholds for the PRSUs granted to our named executive officers in 2018 for the three-year performance period from 2018 to 2020, albeit at a below target level. The Compensation Committee periodically reviews outstanding PRSU grants to monitor the effectiveness of such grants, especially in light of the financial impact of the COVID-19 pandemic on our 2020 financial results. No changes have been made to the outstanding grants. Long-term incentive compensation for our named executive officers is described in more detail on pages 27-30.

Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual, short-term incentive compensation and long-term, incentive compensation. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance, the employee’s role and responsibilities and competitive market data.

Compensation Objectives. Leadership and motivation of our executive officers are critical to our long-term success, and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces both our commitment to being a brand-led, consumer-first organization and our strategic priorities.

Compensation Program Design. Our compensation program for our executive officers is designed to reward our executive officers competitively when they achieve targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes:

❖	a salary that provides for a minimum level of compensation for an executive officer;
❖	a meaningful performance-based bonus tied to achievement of corporate, individual and, in some cases, regional or brand objectives;
❖
long-term equity and cash incentives that offer significant rewards if the market price of our common stock increases in the future and/or if strategic multi-year performance objectives are achieved; and

❖	benefits that aim to be competitive with those that are offered by companies similar to ours.

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The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and, in some cases, regional or brand objectives. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer compensation may be significantly reduced. When targeted performance levels are exceeded or our stock price increases, executive officer compensation may be significantly increased.

Risk and Compensation. We believe our compensation programs for executive officers are designed to encourage prudent risk-taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:

Principle	Practice
Governance	All Compensation Committee members are independent, non-employee directors.
Program Design	Our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent.
Our programs balance strategic, financial and shareholder measures.
Our programs balance short- and long-term performance and cash and equity compensation.
The vesting periods of long-term incentives provide long-term alignment with shareholders.
Maximum amounts payable are established under performance-based incentive programs.
Program Implementation and Management	Our Compensation Committee generally establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period.
Our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant.
Base salaries and annual adjustments for executive officers are generally based on market practices and our financial condition and aim to provide total compensation that is competitive with other similarly sized companies.
Annual cash incentive payouts have varied over time, commensurate with business and individual executive performance.
Long-term incentive payouts have varied over time based on both the Company’s financial performance and stock price performance, which align management interests with shareholder interests by tying compensation of certain executive officers in part to long-term shareholder returns.
Our executive compensation program processes are established by the Compensation Committee and are monitored by the Company’s human resources, finance and legal functions.

Components of Compensation. For 2020, our compensation program for named executive officers included the following primary components:

❖	base salary;
❖	annual, short-term incentive compensation; and
❖	long-term, incentive compensation, consisting of equity-based compensation in the form of stock options, time-based RSUs and performance-based RSUs or long-term cash incentive compensation.

These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers in the form of various other employee benefits and perquisites, most of which are generally available to all of our U.S. employees.

Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been, and will continue to be, effective in achieving our overall objectives.

Compensation Process. The Compensation Committee approves all named executive officer compensation decisions. Each year, the Compensation Committee reviews and evaluates the compensation paid to our named
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executive officers and determines the base salary, target bonus and the long-term cash and equity related grants for each.

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, for our named executive officers, the Compensation Committee seeks to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate performance, individual performance and stock price. We consider time-based RSUs “at-risk,” as they are subject to stock market fluctuations. Target annual compensation for our named executive officers in 2020, other than Mr. Boyle, in the form of cash represented approximately 61% to 68%, and consequently non-cash compensation represented approximately 32% to 39%, of each such named executive officer’s potential total compensation at target performance levels. Mr. Boyle, who currently holds approximately 36% of our outstanding common stock has not historically received, and in 2020 did not receive, any equity compensation awards. However, Mr. Boyle is granted long-term cash incentive compensation measured by the same performance criteria as the other named executive officers’ PRSU awards, and, as such, approximately 72% of his target 2020 compensation was “at-risk,” or subject to performance requirements.

As part of its process for determining compensation for our named executive officers, the Compensation Committee reviews compensation analyses provided by its independent compensation consultant. As described in more detail below, the analyses include an estimate of the market 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus) and target total direct compensation (base salary plus target bonus plus target long-term incentive compensation) for each of our named executive officers. Although the Compensation Committee does not target a specific market position, it considers the median, or 50th percentile, of the market data as one among many factors in its subjective analysis regarding the competitive, reasonable and appropriate levels of compensation for our named executive officers, and is guided by, and seeks to promote, the best interests of the Company and its shareholders. The Compensation Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:
•the Compensation Committee’s analyses of competitive compensation practices;
•individual performance in light of Company goals and objectives relevant to executive compensation;
•individual leadership, experience, expertise, skills, and knowledge;
•labor market conditions in the relevant geography (which affect the compensation required to attract and retain key talent); and
•analyses and advice from its independent compensation consultant, including competitive market data pertaining to executive compensation at comparable companies.
The Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining a specific named executive officer’s compensation.

In determining the total compensation for each executive officer other than our Chairman, President and CEO and our Senior Vice President and Chief Human Resources Officer (“CHRO”), the Compensation Committee considers the specific recommendations of our Chairman, President and CEO and our Senior Vice President and CHRO and other factors it deems relevant. Recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our Chairman, President and CEO and our Senior Vice President and CHRO make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation.
The Compensation Committee may consider, in addition to the factors described above:
•the individual’s accumulated vested and unvested equity awards;
•the vesting schedule of the individual’s outstanding equity awards;
•a comparison of individual equity awards between executive officers and in relation to other compensation elements;
•potential shareholder dilution resulting from stock awards to employees;
•total accounting expense resulting from executive compensation;
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•shareholders’ advisory votes on executive compensation; and
•past levels of compensation awarded and earned.

Competitive market compensation survey information. The Compensation Committee reviews aggregated data from survey sources analyzed by its independent compensation consultant, including general industry surveys, retail/wholesale surveys and consumer retail industry surveys. The Compensation Committee generally focuses on a subset of companies within a comparable range of revenues.

Tax deductibility. Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person per year the amount of our tax deduction for compensation paid to our CEO, CFO, each of our three most highly compensated officers (other than the CEO and the CFO) who served in such position on the last day of the year, and any person who has ever served in one of those positions for any taxable year beginning after December 31, 2017. Accordingly, we are no longer able to take a tax deduction with respect to any portion of the annual compensation we pay to our “covered employees” that exceeds $1,000,000 per person (except with respect to compensation paid pursuant to certain arrangements in place prior to November 2, 2017 that remain eligible for the “performance-based” exception). The Compensation Committee will continue to evaluate the tax deductibility of compensation paid under our executive compensation program, and will continue to grant compensation that is not tax deductible when it determines that doing so will better meet the primary goal of our compensation programs to ensure competitive levels of total compensation for our executive officers and to promote varying corporate goals.

Clawback Policy. In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which our executive officers may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. Under this policy, if the Board determines in its sole discretion that (i) the incentive award was predicated on the achievement of specific financial results that were subsequently the subject of a material financial restatement, (ii) the executive officer engaged in fraud or misconduct that contributed to the need for a restatement or was aware of fraud or misconduct and failed to act, and (iii) the Board determines that lower payment, settlement, grant, or vesting would have occurred based on the restated financial results, the executive officer may be required to reimburse the Company for certain amounts to the fullest extent of the law. Incentive awards include (i) Executive Incentive Compensation Plan awards granted to executive officers after December 31, 2017, and (ii) any equity or cash incentive compensation awards to executive officers that are paid, settled, granted, or that first vest after December 31, 2017 that are measured by the Company’s financial performance. In order to ensure the enforceability of the policy, appropriate language regarding the policy has been inserted in applicable award agreements. We believe that our clawback policy reinforces our pay-for-performance philosophy.

Analysis of 2020 Named Executive Officer Compensation
General. The competitive compensation analyses for 2020 provided to the Compensation Committee identified relevant market survey data for all our named executive officers.

The 2020 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee at the beginning of 2020, prior the realization of the true impact of the COVID-19 pandemic on our 2020 financial results. Following the table, we discuss each compensation element summarized in the table.

2020 Target Total Direct Compensation

Name	Annual Salary ($)	Target Short-Term Incentive Bonus (as a % of Annual Salary)	Target Total Cash Compensation ($)	Target Long-Term Cash Incentive Compensation(1) ($)	Target Equity Incentive Compensation(2) ($)	Target Total Direct Compensation ($)
Timothy P. Boyle	983,500	110%	2,065,350	1,500,000	—	3,565,350
Jim A. Swanson(3)	550,000	70%	935,000	—	600,095	1,535,095
Peter J. Bragdon	546,500	70%	929,050	—	433,185	1,362,235
Thomas B. Cusick	710,300	70%	1,207,510	—	633,160	1,840,670
Franco Fogliato(3)	665,500	80%	1,197,900	—	576,604	1,774,504
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(1)Target Long-Term Cash Incentive Compensation equals the target value of the long-term cash incentive award for Mr. Boyle.
(2)Target Equity Incentive Compensation equals the estimated and probable fair value of stock options and time-based and performance-based RSU awards granted during 2020.
(3)Reflects target direct compensation of such named executive officers following their role changes in November 2020.
As part of the Compensation Committee’s analysis in establishing 2020 compensation, and upon Mr. Fogliato’s and Mr. Swanson’s role changes, it noted that, assuming that the target short-term cash incentive compensation levels and equity-based incentive performance targets were achieved for Messrs. Swanson, Bragdon, Cusick, and Fogliato, target total direct compensation (annual salary plus short-term cash incentive compensation plus the estimated and probable fair value of equity incentives) ranged between 14% below and 36% above the competitive market median. The Compensation Committee also noted that Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our common stock. The Compensation Committee made certain changes to base salary for Messrs. Swanson, Bragdon, Cusick, and Fogliato and to Mr. Boyle’s target long-term cash incentive award as a result of this analysis (see “Base Salary” below).

Excluding Mr. Boyle, who did not receive equity-based incentives, the target total direct compensation of our named executive officers for 2020 consisted, on average, of the following proportions of components: 38% in base salary, 28% in target short-term incentive compensation and 34% in long-term equity-based incentives. The Compensation Committee believes that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.

Base salary. We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation Process.” As a result of such review, in January 2020, prior to the onset of the pandemic, the Compensation Committee approved merit increases ranging from 3% to 6.6% for Messrs. Boyle, Bragdon, Cusick, Fogliato, and Swanson. In November 2020, Mr. Fogliato received an additional increase of 17.7% for his promotion to Executive Vice President, Global Omni-Channel and Mr. Swanson received a 6.8% increase for his promotion to Executive Vice President and Chief Financial Officer.

Shortly after the closing of U.S. brick and mortar DTC stores, in March 2020, the named executive officers voluntarily reduced their annual salaries by 15%, except for Mr. Boyle who reduced his annual salary to $10,000. After seeing the sequential improvements in our business, in the fourth quarter of 2020 the salaries of our named executive officers were reinstated and the Compensation Committee approved retroactive payments equal to the individual cost-savings of the Company realized through the salary reinstatement date.

Short-term incentive compensation. The Compensation Committee has established an Executive Incentive Compensation Plan for executive officers that provides for annual incentive cash bonuses to motivate and reward achievement of Company and personal objectives. The Compensation Committee may also award discretionary cash bonuses.

The following table summarizes the various components of the potential 2020 bonus payouts under the Executive Incentive Compensation Plan as approved by the Compensation Committee in early 2020 prior to the realization of the true impact of the COVID-19 pandemic on our financial results.
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2020 Executive Incentive Compensation Plan Bonus Components

Name	Target Bonus (as a % of Earnings)(1)	Individual Performance Component (as a % of Target Bonus)(2)	Company Performance Component (as a % of Target Bonus)(3)	Threshold Company Performance Payout (as % of Company Performance Component)	Maximum Company Performance Payout (as % of Company Performance Component)
Timothy P. Boyle	110%	20%	80%	50%	200%
Jim A. Swanson(4)	70%	20%	80%	50%	200%
Peter J. Bragdon	70%	20%	80%	50%	200%
Thomas B. Cusick	70%	20%	80%	50%	200%
Franco Fogliato(4)	80%	20%	80%	50%	200%
(1)Bonus is calculated based on plan year eligible W-2 earnings for each NEO.
(2)The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the corporate performance target established by the Compensation Committee. Maximum payout is limited to 100% of Individual Performance Component.
(3)The Company Performance Component is paid out to the extent Company performance is at least 80%, and a maximum of 120% of the corporate performance target established by the Compensation Committee.
(4)Reflects targets of such named executive officers following their role changes in November 2020.

In the compensation review conducted in January 2020, and in reviewing the compensation packages for Mr. Fogliato and Mr. Swanson in connection with their role changes, the Compensation Committee considered market composite data as one among many factors in its subjective analysis regarding the appropriate bonus target for each named executive officer. Assuming the target bonus levels were achieved, Mr. Boyle’s total annual cash compensation (annual salary plus target bonus) for 2020 was 3% above the competitive market median. Total cash compensation for each of our other named executive officers ranged between 5% and 53% above the market median of the competitive market data reviewed by the Compensation Committee.

The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which (i) the Company meets or exceeds the corporate performance target, and (ii) the named executive officer meets or exceeds individual performance objectives. The Compensation Committee also generally may reduce or eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination. Historically, the Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Compensation Committee has no discretion to increase any amount payable to a named executive officer.

Company Performance Component.
The Compensation Committee intends to set the corporate performance target levels so that they are challenging yet attainable from year to year and tied to driving strong operational performance. The Compensation Committee generally establishes targets early in the fiscal year based upon current forecasts, business strategies and expectations. The Compensation Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.

At the beginning of 2020, the Compensation Committee set a corporate performance target under the Executive Incentive Compensation Plan of $454.7 million in operating income before bonus and excluded items. The excluded items approved by the Committee included certain COVID-19 pandemic costs, however, the target was set prior to the realization of the true impact of the COVID-19 pandemic on our financial results, including our net sales. Following the Committee’s setting of the target, no changes were made to the formula to address the adverse impact of the pandemic on our business and financial results. As a result, the objective financial corporate performance target established for 2020 under the Executive Incentive Compensation Plan was not met. The Company’s actual 2020 operating income before bonus and excluded items was $212 million, resulting in the achievement of 46.6% of the corporate performance target. Thus, our named executive officers were not eligible for any bonus payment with respect to the Company Performance Component, as outlined above for 2020.

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Individual Performance Component.
The remaining portion of the Executive Incentive Compensation Plan Bonus potentially payable to each named executive officer is based on the named executive officer’s individual performance during the year. The Individual Performance Component is potentially payable only if the Company’s performance is at least 65% of the corporate performance target established by the Compensation Committee. The maximum individual performance component for each named executive officer is limited to 20% of target bonus. The individual performance objectives for our Chairman, President and CEO were agreed between Mr. Boyle and the Compensation Committee in early 2020 and consist of short-term operational goals, long-term strategic goals and leadership objectives. The Committee revised these goals for Mr. Boyle in September 2020 in light of the pandemic. Individual performance objectives for our other named executive officers were then set by Mr. Boyle and are generally intended to align with his objectives. Depending on the named executive officer’s role, individual performance objectives may consist of financial, operational, brand, regional, product, and individual goals. The actual amount paid to each named executive officer under this portion of the bonus is based in large part on Mr. Boyle’s assessment of the named executive officer’s performance against those objectives. The Compensation Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the corporate performance target under the Executive Incentive Compensation Plan, the Compensation Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Compensation Committee determines that a named executive officer has not met the individual performance objectives, the individual performance component of the bonus may be reduced or eliminated.

Actual 2020 Short-Term Incentive Compensation.
For 2020, since we achieved 46.6% of the corporate performance target set by the Compensation Committee neither the Company Performance Component nor the Individual Performance Component was earned or payable to the named executive officers under the Executive Incentive Compensation Plan. However, in recognition of the dedication of the Company’s employees and extraordinary results under the circumstances, the Compensation Committee acted in January 2021 to establish a $20.03 million discretionary bonus pool for the eligible employee base. The Committee awarded the named executive officers bonuses through this discretionary pool based on a consistent percentage of annual base salary. Messrs. Bragdon, Cusick and Swanson each received a discretionary bonus equal to 31.5% of their annual base salaries (down from a 70% target under the Executive Compensation Incentive Plan) and Mr. Fogliato received a discretionary bonus equal to 36% of his annual base salary (down from a 80% target under the Executive Incentive Compensation Plan). Mr. Boyle was eligible to receive a bonus from the discretionary pool but asked that his potential bonus be, instead, used to increase the overall discretionary bonus pool for eligible employees.

The table below summarizes the actual discretionary bonus payouts for 2020, as approved by the Compensation Committee. No awards were paid pursuant to the Executive Incentive Compensation Plan in 2020.

2020 Actual Short-Term Incentive Compensation

Name	Discretionary Bonus (as a % of Base Salary)(1)	Discretionary Bonus (as a % of target)(2)	Total Discretionary Bonus ($)
Timothy P. Boyle	—%	—%	—	(3)
Jim A. Swanson	31.5%	47.8%	173,250
Peter J. Bragdon	31.5%	45.2%	172,148
Thomas B. Cusick	31.5%	45.2%	223,745
Franco Fogliato	36.0%	52.0%	239,580
(1)Bonus percentage is calculated based on 12/31/20 base salary for each NEO.
(2)Represents total discretionary bonus as a percentage of each NEO’s target bonus amount under the Executive Incentive Compensation Plan. Target bonus under the Executive Compensation Plan is calculated based on plan year eligible W-2 earnings for each NEO.
(3)Mr. Boyle was eligible to receive a discretionary bonus at a similar percentage of target as the other named executive officers, but asked that his potential bonus, instead, be used to increase the overall discretionary bonus pool for eligible employees.

Equity-based incentives. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional
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incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding Mr. Boyle (who does not receive equity awards), take the form of stock options and both performance-based and time-based RSUs.

Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant. RSUs, both time-based and performance-based, reward increases in the market price of our common stock and also subject executive officers to downside risk similar to that experienced by shareholders, tying the interests of executive officers to our shareholders’ interests. In addition, time-based RSUs can provide retention value even if our stock price does not increase. The Compensation Committee has established appropriate written policies and practices regarding the timing and pricing of equity awards.

The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers, other than Mr. Boyle:

Expected % of Equity Value
Stock Options	45%
Performance-Based RSUs	30%
Time-Based RSUs	25%
Total	100%

The Compensation Committee chose these types of awards and established these relative weights to provide an effective incentive for our executive officers. From time to time, the Compensation Committee may consider special awards of equity outside of the pre-established mix outlined above.

As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table may not reflect the actual value realized by our named executive officers with respect to these awards. This is particularly true for certain PRSUs that include fiscal year 2020 financial performance in their performance targets. The Compensation Committee periodically reviews outstanding awards in order to monitor the effectiveness of such awards.

Performance-based RSUs granted in 2020.
Performance-based RSU award metrics are intended to directly link pay to the Company’s long-term strategic plan. For PRSU grants for the 2020 through 2022 performance period, cumulative operating income and average return on invested capital will each represent 50% of the award and will be measured independently. Participating named executive officers are awarded a number of shares equal to a target grant date fair value amount approved by the Compensation Committee. If cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer (other than Mr. Boyle) may receive a number of shares, as illustrated by the tables below. If results are between data points, the percentage of the award payable is determined by interpolation between data points.
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50% Weighting			50% Weighting
2020-2022 Cumulative Operating Income	Goals as a % of Plan	Payout as a % of Target	2020-2022 Average Return on Invested Capital	Goals as a % of Plan	Payout as a % of Target
<$	<80%	0%	<%	<80%	0%
	$80%	50%	%	80%	50%
	$90%	75%	%	90%	75%
	$100%	100%	%	100%	100%
	$105%	125%	%	105%	125%
	$110%	150%	%	110%	150%
	$115%	175%	%	115%	175%
≥$	120%	200%	≥%	120%	200%

Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each performance period. However, the above performance-based metrics for PRSUs granted in 2020 were set by the Compensation Committee prior the realization of the true impact of the COVID-19 pandemic on our financial results in 2020. If minimum levels of cumulative operating income and average return on invested capital are not met, the PRSUs will be forfeited.

Performance-based RSUs Earned for 2018-2020 Performance.
In 2018, the Compensation Committee granted performance-based RSU awards for the 2018 through 2020 performance period with the following targets:

50% Weighting			50% Weighting
2018-2020 Cumulative Operating Income	Goals as a % of Plan	Payout as a % of Target	2018-2020 Average Return on Invested Capital	Goals as a % of Plan	Payout as a % of Target
<$824,334	<80%	0%	<18.5%	<80%	0%
$824,334	80%	50%	18.5%	80%	50%
$927,376	90%	75%	20.8%	90%	75%
$1,030,418	100%	100%	23.1%	100%	100%
$1,081,939	105%	125%	24.3%	105%	125%
$1,133,460	110%	150%	25.4%	110%	150%
$1,184,981	115%	175%	26.6%	115%	175%
≥$1,236,502	120%	200%	≥27.7%	120%	200%

Cumulative operating income and average return on invested capital each represent 50% of the award and measured independently. If results are between data points, the percentage of the award payable is determined by interpolation between data points.

For the 2018 through 2020 performance period, the Company achieved $903 million of cumulative operating income and an average return on invested capital of 20.8%. Cumulative operating income, for purposes of assessing achievement of the performance target, excludes specified extraordinary items. Each eligible named executive officer received 71.9% of his target award following certification of results by the Compensation Committee on March 3, 2021. As a result, Mr. Bragdon had 1,009, Mr. Cusick had 1,474, Mr. Fogliato had 1,009, and Mr. Swanson had 731 performance-based RSUs vest.

Long-term cash incentives. The Compensation Committee has historically awarded to Mr. Boyle a long-term incentive cash award tied to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers is subject. The percentage of Mr. Boyle’s long-term incentive cash award that
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 29

is paid out is determined by reference to achievement of specified performance goals during the performance period. For the performance period from 2018 through 2020, Mr. Boyle’s long-term cash incentive award was paid out at 71.9% of target, or $244,809. In March 2020, the Compensation Committee granted a long-term incentive cash award to Mr. Boyle for the performance period from 2020 through 2022 which is subject to the same performance targets outlined above for the 2020 grant of performance-based RSUs. Mr. Boyle’s 2020 target award was increased to $1,500,000, approximately 87.5% higher than his 2019 target award, to assist in bringing his total target direct compensation closer to market for CEOs.

Change in control severance plan. Specified key employees, including our named executive officers, based on level of position, are eligible to participate in a change in control severance plan that offers income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also helps to secure for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Mr. Boyle is not eligible to participate in the plan. The Compensation Committee believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments Upon Termination or Change in Control.”
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 30

2020 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation(5) ($)	Total ($)
Timothy P. Boyle Chairman, President and CEO	2020	979,109	—	—	—	244,809	14,250	1,238,168
	2019	954,810	—	—	—	1,702,417	14,000	2,671,227
	2018	950,532	—	—	—	2,338,265	15,406	3,304,203
Jim A. Swanson Executive Vice President and CFO	2020	518,139	173,250	330,087	270,008	—	40,508	1,331,992
	2019	492,308	—	220,075	180,007	289,477	44,865	1,226,732
	2018	450,000	—	159,573	130,514	405,000	34,875	1,179,962
Peter J. Bragdon Executive Vice President, CAO, General Counsel and Secretary	2020	544,092	172,148	238,327	194,858	—	48,942	1,198,367
	2019	528,115	—	251,830	189,015	434,745	58,851	1,462,556
	2018	512,692	—	220,090	180,005	648,900	45,591	1,607,278
Thomas B. Cusick Executive Vice President and COO	2020	707,149	223,745	348,305	284,855	—	66,127	1,630,181
	2019	686,508	—	358,671	276,432	565,133	78,890	1,965,634
	2018	666,500	—	321,826	263,255	843,570	61,583	2,156,734
Franco Fogliato Executive Vice President, Global Omni-Channel	2020	575,500	239,580	317,167	259,437	—	218,803	1,610,487
	2019	528,115	—	286,078	234,012	434,745	244,293	1,727,243
	2018	512,692	—	220,090	180,005	648,900	100,000	1,661,687
(1)For 2020, amounts include employee contributions deferred under our 401(k) Excess Plan.
(2)For 2020, amounts reflect bonuses paid from a discretionary bonus pool authorized and approved by the Compensation Committee.
(3)The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our common stock in future periods. The maximum payout amounts for the 2020 performance-based RSUs reported in the “Stock Awards” column above are as follows: Mr. Swanson, $360,115, Mr. Bragdon, $260,066, Mr. Cusick, $380,002, and Mr. Fogliato, $346,041. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2018, 2019 and 2020, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(4)For 2020, amounts were not payable under the Executive Incentive Compensation Plan. Amounts for Mr. Boyle reflect the payout of his 2018 long-term cash incentive award.
(5)The amounts set forth in the “All Other Compensation” column for 2020 consist of the following:

Name	Matching Contributions under the Company’s 401(k) Profit Sharing Plan ($)	Matching Contributions under the Company’s 401(k) Excess Plan ($)	Executive Officer Excess Disability Insurance Premium Payments ($)	Other Payments ($)
Timothy P. Boyle	14,250	—	—	—
Jim A. Swanson	14,250	26,131	—	—
Peter J. Bragdon	14,250	34,692	—	—
Thomas B. Cusick	14,250	49,364	*	—
Franco Fogliato	14,250	36,262	—	168,291	(a)
*The value of each of these items is less than $10,000, or less than the greater of $25,000 and 10% of the aggregate value of all personal benefits received by the named executive officer, as applicable.
(a)    Consists of an annual housing allowance of $60,000, dependent tuition allowance of $40,000, a tax differential payment in the amount of $54,924 (relating to tax impacts of relocation), and $13,367 in tax preparation fees.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 31

2020 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)		All Other Option Awards: Number of Securities Underlying Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)(3)	Target (#)	Maximum (#)(4)
Timothy P. Boyle		Short-Term Incentive	234,986	(1)	861,616	(1)	1,723,232	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		215,404	(2)	—		—	—	—	—		—		—	—
		Long-Term Incentive	—	(3)	1,500,000		3,000,000	(4)	—	—	—	—		—		—	—
Jim A. Swanson		Short-Term Incentive	145,079	(1)	290,158	(1)	580,316	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		72,539	(2)	—		—	—	—	—		—		—	—
	1/23/2020	RSUs	—		—		—		—	—	—	1,632	(5)	—		—	150,030
	1/23/2020	Options	—		—		—		—	—	—	—		16,858	(8)	95.71	270,008
	3/5/2020	PRSUs	—		—		—		—	2,354	4,708	—		—		—	180,057
Peter J. Bragdon		Short-Term Incentive	152,346	(1)	304,692	(1)	609,383	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		76,173	(2)	—		—	—	—	—		—		—	—
	1/23/2020	RSUs	—		—		—		—	—	—	1,178	(6)	—		—	108,294
	1/23/2020	Options	—		—		—		—	—	—	—		12,166	(9)	95.71	194,858
	3/5/2020	PRSUs	—		—		—		—	1,700	3,400	—		—		—	130,033
Thomas B. Cusick		Short-Term Incentive	198,002	(1)	396,003	(1)	792,007	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		99,001	(2)	—		—	—	—	—		—		—	—
	1/23/2020	RSUs	—		—		—		—	—	—	1,722	(5)	—		—	158,303
	1/23/2020	Options	—		—		—		—	—	—	—		17,785	(8)	95.71	284,855
	3/5/2020	PRSUs	—		—		—		—	2,484	4,968	—		—		—	190,001
Franco Fogliato		Short-Term Incentive	184,160	(1)	368,320	(1)	736,640	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		92,080	(2)	—		—	—	—	—		—		—	—
	1/23/2020	RSUs	—		—		—		—	—	—	1,568	(5)	—		—	144,146
	1/23/2020	Options	—		—		—		—	—	—	—		16,198	(8)	95.71	259,437
	3/5/2020	PRSUs	—		—		—		—	2,262	4,524	—		—		—	173,020
(1)Represents targets for the corporate performance component under the Executive Incentive Compensation Plan. For 2020, no amounts were paid under the Executive Incentive Compensation Plan.
(2)Amount represents the individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component is also a maximum amount allowed under the plan. For 2020, no amounts were paid under the Executive Incentive Compensation Plan.
(3)At threshold performance no performance-based RSUs or long-term incentive cash compensation will be earned.
(4)At maximum performance 200% of target performance-based RSUs or long-term incentive cash compensation will be earned.
(5)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(6)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven anniversaries following the Initial Vest Date. Effective January 1, 2019, employees who are at least 55 years of age and have ten years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon met the age and service requirement and received the semi-annual vesting schedule.
(7)The shares vested 100% on the date of award.
(8)The options vest 25% on each anniversary of the award date over four years.
(9)The options vest 12.5% on each six-month anniversary of award date over four years.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 32

Narrative Disclosure to Summary Compensation Table and 2020 Grants of Plan-Based Awards Table
Salary. Salaries paid to our named executive officers are set forth in the Summary Compensation Table. For fiscal 2020, salaries paid to our named executive officers accounted for the following percentages of each named executive officer’s total compensation, as reported in the “Total” column of the Summary Compensation Table: Mr. Boyle, 79%, Mr. Bragdon, 45%, Mr. Swanson, 39%, Mr. Cusick, 43%, and Mr. Fogliato, 36%. In general, any salary increases are effective in March of each respective year.

Bonus. The amounts set forth in the “Bonus” column of the 2020 Summary Compensation Table consist of discretionary bonus awards made to the executive officers, other than our Chairman, President and CEO, from a discretionary bonus pool established by the Compensation Committee for the eligible employee base. A discussion regarding the discretionary pool is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation—Short-term incentive compensation” above.

Stock awards. We awarded both time-based and performance-based RSUs, in each case under our 1997 Stock Incentive Plan, to our named executive officers, other than our Chairman, President and CEO. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2020 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2020 through December 31, 2022 performance period, depending on the extent to which Company performance goals are met or exceeded. Performance-based RSUs earned during the performance period will vest approximately in March 2023, upon certification of results and approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2020 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer.

Option awards. We awarded stock options to our named executive officers, other than our Chairman, President and CEO, under our 1997 Stock Incentive Plan, in 2020. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2020 Grants of Plan-Based Awards Table.

Non-equity incentive plan compensation. The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table consist of payments made in 2019 and 2018 pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive Incentive Compensation Plan, as well as pursuant to a long-term incentive cash award granted to Mr. Boyle. The 2020 corporate performance target set by the Compensation Committee for the Executive Incentive Compensation Plan was not met, and therefore awards were not payable under the plan. A discussion of the corporate performance targets set for 2020 for awards under our Executive Incentive Compensation Plan is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation—Short-term incentive compensation” above. A discussion of the performance targets that were set for 2020 for the long-term incentive cash award granted to Mr. Boyle is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation—Long-term cash incentives” above.

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2020 Grants of Plan-Based Awards Table include the threshold, target and maximum payout amounts payable for achieving the corporate and individual performance objectives under the Company’s Executive Incentive Compensation Plan for 2020 awards. The fiscal 2020 corporate performance target set by the Compensation Committee for the Executive Incentive Compensation Plan was not met, and therefore awards were not payable under the plan for awards made in 2020.

For Mr. Boyle, the amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2020 Grants of Plan-Based Awards Table also include the threshold, target and maximum payout amounts payable for his long-term incentive cash award for the January 1, 2020 through December 31, 2022 performance period, depending on the extent to which Company performance goals are met or exceeded. We anticipate that the Compensation Committee will determine the amount Mr. Boyle earns under his long-term incentive cash award for this performance period in March 2023.

For fiscal 2020, the aggregate value of discretionary bonuses and long-term incentive cash awards paid to our named executive officers accounted for the following percentages of each named executive officer’s total
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 33

compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle, 20%, Mr. Bragdon, 14%, Mr. Swanson, 13%, Mr. Cusick, 14%, and Mr. Fogliato, 15%.

All other compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table for fiscal 2020 and described in greater detail in footnote 3 to the table.

Our 401(k) Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer a portion of their eligible compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, less the matching contribution the participant would have been eligible to receive under the qualified 401(k) Plan. See the “2020 Nonqualified Deferred Compensation” table below.

We provide our named executive officers with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees. In addition to our 401(k) Plan and 401(k) Excess Plan described above, in 2020, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. Historically, we have provided our Chairman, President and CEO’s qualifying family members with medical insurance at no cost to those individuals. In 2018, the Company moved to a self-funded health plan, and, as a result, as of June 2018, the Company no longer provides this benefit.

In connection with his relocation from Switzerland to the U.S. in 2017, Mr. Fogliato has received and continues to receive certain other perquisites which are not generally provided to other employees or our other named executive officers, including: an annual housing allowance, an allowance for education support of Mr. Fogliato’s two dependent children and certain tax payments and tax preparation services. Specifically, on November 1, 2019, the Company entered into a Tax Differential on Supplemental Wages Agreement with Mr. Fogliato (the “Fogliato Tax Agreement”) to ensure that Mr. Fogliato’s burden for certain trailing tax liabilities resulting from his relocation to the United States will remain at a similar level as if he were employed solely in Switzerland. The Fogliato Tax Agreement provides for (i) tax preparation services for years in which trailing tax liabilities are incurred by Mr. Fogliato, and (ii) the payment of tax differential payment(s) in an amount up to $100,000 per taxable year based on a calculation performed by KPMG US LLP (or a different tax advisor as chosen by the Company), with any amount over $100,000 being subject to the discretion of the Compensation Committee. In 2020, the Company paid a tax differential payment in the amount of $54,924 to Mr. Fogliato for the taxable year 2019 and $13,367 in tax preparation fees for Mr. Fogliato, pursuant to the terms of the Fogliato Tax Agreement. The Fogliato Tax Agreement, and any responsibilities of the Company thereunder, shall terminate on the earlier of (i) the date that Mr. Fogliato has no trailing tax liabilities outstanding and all trailing benefits are vested, exercised or expired, or (ii) the date Mr. Fogliato’s employment with the Company is terminated for any reason.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 34

2020 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Timothy P. Boyle	—	—		—		—	—	—		—	—		—
Jim A. Swanson	2/28/2014	494	(1)	—		41.545	2/28/2024	—		—	—		—
	2/27/2015	3,548	(1)	—		55.890	2/26/2025	—		—	—		—
	1/28/2016	3,651	(1)	—	(1)	53.350	1/27/2026	—		—	—		—
	1/26/2017	—		—		—	—	237	(3)	20,709	—		—
	1/26/2017	2,931	(1)	976	(1)	55.530	1/25/27	—		—	—		—
	7/20/2017	—		—		—	—	243	(3)	21,233	—		—
	7/20/2017	3,025	(1)	1,008	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	510	(3)	44,564	—		—
	1/25/2018	3,664	(1)	3,662	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	731	(5)	63,875
	1/24/2019	—		—		—	—	907	(3)	79,254	—		—
	1/24/2019	2,219	(1)	6,654	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,194	(7)	104,332
	1/23/2020	—		—		—	—	1,632	(3)	142,604	—		—
	1/23/2020	—		16,858	(1)	95.710	1/22/2030	—		—	—		—
	3/5/2020	—		—		—	—	—		—	2,354	(8)	205,693
		19,532		29,158				3,529		308,364	4,279		373,900
Peter J. Bragdon	1/26/2017	—		—		—	—	379	(3)	33,117	—		—
	1/26/2017	—		2,813	(1)	55.530	1/25/27	—		—	—		—
	7/20/2017	—		—		—	—	90	(3)	7,864	—		—
	7/20/2017	—		375	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	702	(3)	61,341	—		—
	1/25/2018	5,052	(1)	5,052	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,009	(5)	88,166
	1/24/2019	—		—		—	—	794	(4)	69,380	—		—
	1/24/2019	3,495	(2)	5,822	(2)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,254	(7)	109,575
	1/23/2020	—		—		—	—	1,030	(4)	90,001	—		—
	1/23/2020	1,521	(2)	10,645	(2)	95.710	1/22/2030	—		—	—		—
	3/5/2020	—		—		—	—	—		—	1,700	(8)	148,546
		10,068		24,707				2,995		261,703	3,963		346,287
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 35

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Thomas B. Cusick	1/26/2017	—		—		—	—	510	(3)	44,564	—		—
	1/26/2017	—		3,780	(1)	55.530	1/25/27	—		—	—		—
	7/20/2017	—		—		—	—	175	(3)	15,292	—		—
	7/20/2017	—		726	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	1,028	(3)	89,827	—		—
	1/25/2018	7,389	(1)	7,388	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,474	(5)	128,798
	1/24/2019	—		—		—	—	1,393	(3)	121,720	—		—
	1/24/2019	3,407	(1)	10,219	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,834	(7)	160,255
	1/23/2020	—		—		—	—	1,722	(3)	150,468	—		—
	1/23/2020	—		17,785	(1)	95.710	1/22/2030	—		—	—		—
	3/5/2020	—		—		—	—	—		—	2,484	(8)	217,052
		10,796		39,898				4,828		421,871	5,792		506,105
Franco Fogliato	1/28/2016	8,113	(1)	—		53.350	1/27/2027	—		—	—		—
	1/26/2017	—		—		—	—	474	(3)	41,418	—		—
	1/26/2017	5,861	(1)	1,953	(1)	55.530	1/25/28	—		—	—		—
	7/20/2017	—		—		—	—	226	(3)	19,748	—		—
	7/20/2017	2,814	(1)	937	(1)	57.950	7/19/28	—		—	—		—
	1/25/2018	—		—		—	—	702	(3)	61,341	—		—
	1/25/2018	5,052	(1)	5,052	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,009	(5)	88,166
	1/24/2019	—		—		—	—	1,179	(3)	103,021	—		—
	1/24/2019	2,884	(1)	8,651	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,552	(7)	135,614
	1/23/2020	—		—		—	—	1,568	(3)	137,012	—		—
	1/23/2020	—		16,198	(1)	95.710	1/22/2030	—		—	—		—
	3/5/2020	—		—		—	—	—		—	2,262	(8)	197,654
		24,724		32,791				4,149		362,540	4,823		421,434
(1)The options vest 25% on each anniversary of the award date over four years.
(2)The options vest 12.5% on each six-month anniversary of the award date over four years.
(3)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(4)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven anniversaries following the Initial Vest Date.
(5)These performance-based RSUs have been earned under the Company performance component of the equity-based incentive compensation plan and vested on March 3, 2021.
(6)Based on a value of $87.38 per share, the closing market price of our common stock on December 31, 2020, the last trading day of 2020.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 36

(7)The number of performance-based RSUs represent performance at target. Performance is based on cumulative operating income and average return on invested capital over the three-year performance period, 2019-2021, each representing 50% of the award and measured independently. Assuming performance objectives are met and approved by the Compensation Committee, the performance-based RSUs will vest in March 2022. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.
(8)The number of performance-based RSUs represent performance at target. Performance is based on cumulative operating income and average return on invested capital over the three-year performance period, 2020-2022, each representing 50% of the award and measured independently. Assuming performance objectives are met and approved by the Compensation Committee, the performance-based RSUs will vest in March 2023. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.

2020 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Timothy P. Boyle	—	—	—	—
Jim A. Swanson	—	—	1,261	113,586
Peter J. Bragdon	12,485	409,029	4,402	366,385
Thomas B. Cusick	9,158	314,898	5,849	493,400
Franco Fogliato	—	—	1,940	177,756
(1)Represents full number of shares vested including shares surrendered to satisfy tax withholding.

2020 Nonqualified Deferred Compensation

Name	Executive Contributions in 2020(1)	Matching Company Contributions in 2020(1)	Aggregate Earnings in 2020(1)	Aggregate Balance at 12/31/2020(1)
Timothy P. Boyle	$—	$—	$—	$—
Jim A. Swanson	$80,762	$26,131	$49,649	$435,854
Peter J. Bragdon	$103,325	$34,692	$306,441	$2,424,781
Thomas B. Cusick	$890,598	$49,364	$27,224	$3,168,536
Franco Fogliato	$78,004	$36,262	$31,867	$210,449
(1)All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent the pre-tax matching contributions made by us in early 2021 based on 2020 executive contributions; these amounts are also included in amounts reported for 2020 in the All Other Compensation column of the Summary Compensation Table. Actual matching contributions after required tax withholding were: Mr. Swanson, $25,517, Mr. Bragdon, $33,877, Mr. Cusick, $48,204, and Mr. Fogliato, $35,410. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. As a result, excluding amounts reflected in the Aggregate Earnings column in this Proxy Statement and prior year proxy statements, the amounts included in the Aggregate Balance column that have been reported in the Summary Compensation Table in this Proxy Statement or in prior year proxy statements are: Mr. Swanson, $344,202, Mr. Bragdon, $1,270,024, Mr. Cusick, $2,635,464, and Mr. Fogliato, $177,640.

Nonqualified Deferred Compensation Plan. The named executive officers are eligible to participate in our 401(k) Excess Plan. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as Company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the Company’s CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contributions for 2020 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 37

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account balance among a combination of investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the investment funds selected by the participants. Participants can change the allocation of their account balances daily. In 2020, the funds available under the 401(k) Excess Plan consisted of a money market fund, target date funds and a range of mutual funds. The money market fund had an annualized return of 0.4%, the target date funds had annualized returns ranging from 10.2% to 16.4% and the mutual funds had annualized returns ranging from -4.7% to 34.9%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan (the “Plan”) we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Mr. Boyle is not eligible to participate in the Plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment or benefit, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued violations of employment duties that are willful, a material violation of our Code of Business Conduct and Ethics, and other substantial violations of the standards set forth in the Plan, such as violation of restrictive covenants agreed to under the Plan. “Good reason” generally includes a change in position or responsibilities that do not represent a promotion, a decrease in compensation or a home office relocation of over 75 miles.

Termination Without Cause or for Good Reason, Following a Change in Control.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us without “cause” within 12 months following a change in control or by the officer for “good reason” on account of a “good reason” condition that initially occurred within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Messrs. Swanson, Bragdon, and Cusick would be equal to 3 times the sum of their base annual salary and Mr. Fogliato’s would be 3.75 times the sum of his base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.

Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Swanson, Bragdon, Cusick, and Fogliato would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs held by a named executive officer would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without “cause,” or if the named executive officer terminated his employment for “good reason,” within 12 months following a change in control, as of December 31, 2020.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 38

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance-based Restricted Stock Unit Acceleration(4)	401(k) Excess Plan Match(5)	Total Lump Sum Payments
Jim A. Swanson	$1,650,000	$26,002	$113,976	$308,364	$63,875	$26,131	$2,188,348
Peter J. Bragdon	$1,639,500	$27,463	$170,835	$261,703	$88,166	$34,692	$2,222,359
Thomas B. Cusick	$2,130,900	$27,463	$246,062	$421,871	$128,798	$49,364	$3,004,458
Franco Fogliato	$2,495,625	$27,463	$162,699	$362,540	$88,166	$36,262	$3,172,755
(1)The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2020.
(2)The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $87.38, the closing market price of our common stock on December 31, 2020, the last trading day of 2020.
(3)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $87.38 per share, the closing market price of our common stock on December 31, 2020, the last trading day of 2020. See “2020 Outstanding Equity Awards at Fiscal Year End Table” and “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation—Equity-based incentives” above.
(4)The amounts in the column were calculated using a value of $87.38 per share, the closing market price of our common stock on December 31, 2020, the last trading day of 2020, multiplied by the number of RSUs earned as of that date, determined on a pro-rata basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
(5)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2020.

Termination Without Cause.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Messrs. Swanson, Bragdon, and Cusick would be equal to 2.25 times their base annual salary and Mr. Fogliato’s would be 3 times his base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.

Insurance continuation. In the event of a qualifying termination other than in connection with a change in control, each of Messrs. Swanson, Bragdon, Cusick, and Fogliato would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity acceleration. In the event of a qualifying termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without “cause” on December 31, 2020.

Name	Cash Severance Benefit	Insurance Continuation(1)	401(k) Excess Plan Match(2)	Total Lump Sum Payments
Jim A. Swanson	$1,237,500	$26,002	$26,131	$1,289,633
Peter J. Bragdon	$1,229,625	$27,463	$34,692	$1,291,780
Thomas B. Cusick	$1,598,175	$27,463	$49,364	$1,675,002
Franco Fogliato	$1,996,500	$27,463	$36,262	$2,060,225
(1)The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2020.
(2)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2020.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 39

Termination Due to Death or Disability.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2020 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares. For options granted after January 1, 2019, if termination is due to officer’s disability or death, shares shall vest in a pro-rata basis, calculated based on the days of continuous employment completed during the vesting period in which the termination date occurs, and the remaining unvested portion of the option shall be forfeited on the termination date. For performance-based RSUs and long-term incentive cash awards granted after January 1, 2019, if termination is due to officer’s disability or death on any date that is after the the second anniversary of the first day of the applicable performance period, the officer’s performance-based RSUs or long-term incentive cash awards will not forfeit and remain eligible to vest on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated. As of December 31, 2020, no officer had performance-based RSUs or long-term incentive cash awards eligible for pro-ration.

Name	Option Acceleration(1)	Time-based Restricted Stock Unit Acceleration(2)	Payout under Non-Equity Incentive Plan Awards(3)	401(k) Excess Plan Match(4)
Timothy P. Boyle	$—	$—	$—	$—
Jim A. Swanson	$66,446	$308,364	$—	$26,131
Peter J. Bragdon	$119,995	$261,703	$—	$34,692
Thomas B. Cusick	$169,559	$421,871	$—	$49,364
Franco Fogliato	$103,510	$362,540	$—	$36,262
(1)The amounts in the column represent the value that would be realized on vesting of eligible outstanding option awards pro-rated from start of vesting period in which termination occurred to December 31, 2020 and based on the difference between the exercise price and $87.38, the closing market price of our common stock on December 31, 2020, the last trading day of 2020.
(2)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $87.38 per share, which was the closing price of our common stock on December 31, 2020, the last trading day of 2020. See “2020 Outstanding Equity Awards at Fiscal Year End Table” and “Compensation Discussion and Analysis—Analysis of 2020 Named Executive Officer Compensation—Equity-based incentives” above.
(3)The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan.
(4)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2020.

Termination Due to Retirement or Voluntary Termination Without Good Reason.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2020 as a result of retirement or voluntarily without “good reason.” For performance-based RSUs and long-term incentive cash awards granted after January 1, 2019, if termination is on any date that is after the later of (i) the second anniversary of the first day of the applicable performance period and (ii) the officer’s retirement eligibility date, the officer’s performance-based RSUs or long-term incentive cash awards will not forfeit and remain eligible to vest on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date officer’s employment is terminated. “Retirement” shall have the meaning as provided in the applicable policy maintained by the Company or, in absence of policy, as determined by the Board in its discretion in accordance with applicable law. The Company’s current policy defines “retirement” as 55 years of age and 10 years of cumulative service. As of December 31, 2020, no officer had performance-based RSUs or long-term incentive cash awards eligible for pro-ration.

Name	Payout under Non-Equity Incentive Plan Awards(1)	401(k) Excess Plan Match(2)
Timothy P. Boyle	$—	$—
Jim A. Swanson	$—	$26,131
Peter J. Bragdon	$—	$34,692
Thomas B. Cusick	$—	$49,364
Franco Fogliato	$—	$36,262
(1)The amounts in the column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our named executive officers.
(2)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2020.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 40

Pay Ratio Disclosure
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Boyle, our Chairman, President and CEO:

For 2020, our last completed fiscal year: (i) the median of the annual total compensation of all employees of our Company (other than our CEO) was $34,425, and (ii) the total annual compensation of our CEO was $1,238,168. Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 36 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
1.We determined that as of October 1, 2020, our employee population consisted of approximately 6,715 individuals working at our parent company and its consolidated subsidiaries, with 61% of these individuals located in the United States, 8% located in Europe, 24% located in Asia, and 7% located at various other locations around the world.
a.We selected October 1, 2020, which is within the last three months of 2020, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. This date allowed us to exclude from our calculation the seasonal workers who commence employment after this date to assist us with end-of-the-year demand.
2.To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2020 based on information from the Company’s human resources and payroll records as follows:
a.annual base salary for salaried employees, prorated for employees hired during 2020;
b.hourly rate multiplied by standard weekly hours worked for hourly employees, prorated for employees hired during 2020;
c.annual corporate bonus at target; and
d.the grant date fair value of equity incentives granted during 2020.
3.All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly exchange rates used by our accounting department. We did not make any cost-of-living adjustments in identifying the median employee.
4.Using this methodology, we determined that the median employee was a full-time, hourly employee located in one of our U.S. retail outlet stores, with total target compensation for 2020 in the amount of $34,590. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $34,425, which includes base pay, overtime pay and cash out of paid time off, per the Company’s policy.
With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 41

Equity Compensation Plan Information
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	2,342,565	$74.45	—
2020 Stock Incentive Plan	1,872	$—	4,498,128
1999 Employee Stock Purchase Plan(3)	—	$—	948,888
Equity compensation plans not approved by security holders	—	$—	—
Total	2,344,437	$74.45	5,447,016
(1)The number of outstanding shares to be issued under the 1997 Stock Incentive Plan and 2020 Stock Incentive Plan includes stock options and RSUs.
(2)The weighted-average exercise price excludes 425,274 shares issuable upon the vesting of outstanding RSUs, which have no exercise price.
(3)The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 42

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described in “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.

At Columbia’s 2017 annual meeting of shareholders, a majority of our shareholders voted in favor of holding an advisory vote to approve the executive compensation every year. The Board considered the results of the advisory “say on frequency” vote and in accordance with the results and pursuant to U.S. securities laws and regulations has determined to hold this advisory vote on executive compensation.

The Compensation Committee and the Board value the views of Columbia’s shareholders and are committed to excellence in the design and effectiveness of Columbia’s executive compensation program. Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the 1-, 3- and 5-year periods ended December 31, 2020 was -12%, 25% and 88%, respectively. The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2020 in more detail and we encourage shareholders to review this section. The Board and the Compensation Committee believe that the 2020 compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Advisory Vote
Although this vote is advisory and non-binding on the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers. In 2020, 94% of our outstanding shares were voted in favor of executive compensation by advisory vote.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR approval, by non-binding vote, of executive compensation.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 29, 2021, regarding the beneficial ownership of shares of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Stephen E. Babson	210,115	(2)	*
Timothy P. Boyle	23,658,706	(3)	35.60
Andy D. Bryant	49,122	(4)	*
John W. Culver	1,232	(5)	*
Walter T. Klenz	21,372	(6)	*
Kevin Mansell	7,618	(7)	*
Ronald E. Nelson	50,414	(8)	*
Sabrina L. Simmons	9,282	(9)	*
Malia H. Wasson	14,731	(10)	*
Peter J. Bragdon	34,260	(11)	*
Thomas B. Cusick	27,912		*
Franco Fogliato	39,808	(12)	*
Jim A. Swanson	32,199	(13)	*
Eaton Vance Management	3,323,417	(14)	5.00
2 International Place, Boston, MA 02110
Sarah A. Bany	6,530,274	(15)	9.83
9740 SW Hillman Court, Suite 200, Wilsonville, OR 97070
All executive officers and directors as a group (16 persons)	26,918,982	(16)	40.33
*Less than 1%
(1)Shares that the person or group has the right to acquire within 60 days after March 29, 2021 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2)Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 2,750 shares held by trust, for which Mr. Babson is the trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, (d) 42,427 shares subject to options exercisable within 60 days after March 29, 2021, and (e) 1,197 shares subject to RSUs that vest within 60 days after March 29, 2021.
(3)Includes (a) 1,014 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (b) 1,530,390 shares held in grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, and (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the “Voting Trust”), for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia common stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement).
(4)Includes 9,337 shares subject to options exercisable within 60 days after March 29, 2021 and 1,197 shares subject to RSUs that vest within 60 days after March 29, 2021.
(5)Includes 944 shares subject to options exercisable within 60 days after March 29, 2021 and 288 shares subject to RSUs that vest within 60 days after March 29, 2021.
(6)Includes 7,009 shares held by revocable trust, for which Mr. Klenz and his wife share voting and investment power. Also includes 12,056 shares subject to options exercisable within 60 days after March 29, 2020 and 1,192 shares subject to RSUs that vest within 60 days after March 29, 2020.
(7)Includes 5,595 shares subject to 1ptions exercisable within 60 days after March 29, 2021 and 1,192 shares subject to RSUs that vest within 60 days after March 29, 2020.
(8)Includes 40,315 shares subject to options exercisable within 60 days after March 29, 2021 and 1,161 shares subject to RSUs that vest within 60 days after March 29, 2021.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 44

(9)Includes 6,852 shares subject to options exercisable within 60 days after March 29, 2021 and 1,192 shares subject to RSUs that vest within 60 days after March 29, 2021.
(10)Includes 8,709 shares subject to options exercisable within 60 days after March 29, 2021 and 1,228 shares subject to RSUs that vest within 60 days after March 29, 2021.
(11)Includes 15,280 shares subject to options exercisable within 60 days after March 29, 2021.
(12)Includes 28,024 shares subject to options exercisable within 60 days after March 29, 2021.
(13)Includes 28,772 shares subject to options exercisable within 60 days after March 29, 2021.
(14)Information provided as of February 12, 2021 in the Schedule 13G filed by the shareholder. As reported, Eaton Vance Management had sole power to vote or direct to vote of 3,323,417 shares and sole power to dispose of or to direct the disposition of 3,323,417 shares.
(15)Information provided as of April 5, 2021 in Amendment No. 6 to Schedule 13D filed by the shareholder. Includes 4,571,720 shares held by the Gertrude Boyle Trust, for which Ms. Bany is the trustee and whose beneficiaries include Ms. Bany and her children. Also includes 804,418 shares held by DSRA, LLC.
(16)Includes 280,952 shares subject to options exercisable within 60 days after March 29, 2021 and 8,647 shares subject to RSUs that vest within 60 days after March 29, 2021. Total includes Joseph P. Boyle, Executive Vice President and Columbia Brand President, Lisa Kulok, Executive Vice President, Chief Supply Chain Officer and Douglas H. Morse, Senior Vice President, Emerging Brands.

Stock Ownership Guidelines
In order to more closely align officers’ interests with our shareholders, on January 26, 2018, the Board of Directors adopted stock ownership guidelines for certain officers, including our named executive officers. Under the guidelines, officers are encouraged to hold Columbia stock valued at the following multiple of their annual salary:

Position	Minimum Ownership Guideline
Chairman, CEO, President	6x
Executive Vice Presidents and Named Executive Officers	3x
Senior Vice Presidents	2x
Vice Presidents	1x

To determine stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly, (ii) shares held by immediate family members residing in the same household or through trusts for the benefit of the officer or his or her immediate family members, (iii) “in-the-money” value of vested stock option awards, (iv) unvested time-based RSUs, and (v) unvested performance-based RSUs based on a probable payout percentage as determined by management. The Company anticipates that officers should be able to achieve the applicable guideline within five years from the date of adoption, or within five years of becoming subject to the guidelines. Until the applicable ownership threshold is met, an executive is encouraged to retain 50% of any RSUs or performance-based RSUs received (on a net after-tax basis) under the Company’s stock-based compensation plans.

Prohibition on Hedging or Pledging Columbia Securities
Columbia’s Insider Trading Policy prohibits the hedging or pledging of Columbia securities by members of our Board and certain senior directors and officers within the Company (level M5 and above). The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our common stock. This policy has historically been interpreted to mean that our Board and certain officers are not allowed to engage in prepaid variable forward contracts, equity swaps, collars, and exchange funds involving our common stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 45

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Online Meeting
To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost, while protecting their health and safety.

Voting
Who Can Vote. Only shareholders of the Company at the close of business on March 29, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. At the close of business on the Record Date, 66,457,049 shares of our common stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of common stock are entitled to one vote per share, a total of 66,457,049 votes are entitled to be cast at the Annual Meeting.

Quorum. The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the meeting.

“Shareholder of Record” and “Beneficial Shareholder.” If your shares are owned directly in your name in an account with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares in your account. If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial shareholder” of those shares, which are held in street name. The broker, bank, or other nominee is considered the shareholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Item No. 2 (“Ratification of the selection Deloitte & Touche LLP as our independent registered public accounting firm for 2020”) even if you do not provide voting instructions because it is considered a routine matter. Your broker is not permitted to vote on the other agenda items if you do not provide voting instructions because those items involve matters that are not considered routine.

How You Can Vote. Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone (at 1-800-690-6903), or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/COLM2021 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.
To vote by proxy:

If you are a Shareholder of Record:	If you are a Beneficial Shareholder:
Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by calling 1-800-690-6903 or via the Internet by visiting www.proxyvote.com.	Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 46

Proxies. The Board appointed the following executive officers to act as proxies: Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon (collectively, the “Proxies”). If you sign and return your proxy card or voting instruction form with voting instructions, one or more of the Proxies will vote your shares as you direct on the matters described in this Proxy Statement. If you sign and return your proxy card or voting instruction form without voting instructions, one or more of the Proxies will vote your shares as recommended by the Board.

How You Can Revoke Your Proxy or Change Your Vote. Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the Annual Meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229.

Voting Standards.

Item	Proposal	Board Vote Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non-Vote
1.	Elect 9 directors(1)	FOR ALL	The nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors	No effect	No effect. No broker discretion to vote.
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR	Majority of shares cast	No effect	Discretionary vote.
3.	Approve, by non-binding vote, executive compensation	FOR		No effect	No effect. No broker discretion to vote.
(1)If any of the nominees for directors at the Annual Meeting becomes unavailable for election for any reason, the Proxies will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Attending
Admission. If you plan to attend the Annual Meeting, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting, you will not be able to participate in the Annual Meeting. You are entitled to attend and participate in the virtual Annual Meeting only if you were a Columbia shareholder as of the close of business on March 29, 2021 or if you hold a valid proxy for the Annual Meeting.

To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into www.virtualshareholdermeeting.com/COLM2021; beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the Annual Meeting prior to the start time. You may notify the Company of your desire to participate in the meeting by remote communication by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time.

Asking Questions. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/COLM2021. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 47

materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Discretionary Authority. We do not know of any matters to be voted on by shareholders at the Annual Meeting other than those included in this Proxy Statement. If any matter, other than those presented in this Proxy Statement, is properly presented at the meeting, your executed proxy gives the Proxies discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Annual Meeting Voting Results. Our inspector of elections will tabulate the vote at the Annual Meeting. We will provide voting results on our website and in a Current Report on Form 8-K filed with the SEC.
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 48

ADDITIONAL INFORMATION

Solicitation Expenses
The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2020 Annual Report to Shareholders, and proxy card, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials
In accordance with SEC rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Proxy Statement, 2020 Annual Report to Shareholders, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Form 10-K
We will provide without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a paper copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2020. Written requests should be mailed to Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials
All materials filed by us with the SEC may be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov.

Communications with the Board
If a shareholder wishes to communicate with any of our non-management directors or the Board of Directors as a group, the shareholder may do so by writing to the member or members of the Board, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Communications will be reviewed and compiled by the Secretary and submitted to the individual director or directors to whom the communications are
COLUMBIA SPORTSWEAR COMPANY | 2021 Annual Proxy Statement | 49

addressed, as appropriate. Communications with the Board regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the policy described below.

2022 Shareholder Proposals or Nominations
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2022 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 21, 2021.

Shareholder Proposals Not to be Included in the Company’s Proxy Statement. Shareholders may present proposals for action at this Annual Meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a paper copy of which is available upon written request to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2022 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 21, 2021, and no later than January 20, 2022.

Shareholder Nominations for Director. Shareholders may nominate director candidates for election to the Board at an annual meeting by delivering a timely written recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. The submission must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee and the five-year employment history with employer names and a description of the employer’s business, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) whether the individual can read and understand financial statements, and board memberships, if any, (f) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (g) the signed consent of each nominee to serve as a director of the Company if elected. Recommendations received by December 21, 2021 will be considered for nomination at the 2022 annual meeting of shareholders. Recommendations received after December 21, 2021 and before the applicable deadline for the 2023 annual meeting of shareholders will be considered for nomination at the 2023 annual meeting of shareholders.
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COLM2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44923-P50161

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Timothy P. Boyle
02) Stephen E. Babson
03) Andy D. Bryant
04) John W. Culver
05) Walter T. Klenz
06) Kevin Mansell
07) Ronald E. Nelson
08) Sabrina L. Simmons
09) Malia H. Wasson

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2020 Annual Report are available at www.proxyvote.com.

D44924-P50161

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 2, 2021

The undersigned hereby appoints Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 2, 2021 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side